Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of The Interpublic Group of Companies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of The Interpublic Group of Companies, Inc. and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations, of comprehensive income, of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2024, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Impairment Assessment for Indefinite-Lived Intangible Assets

As described in Notes 1 and 9 to the consolidated financial statements, the Company’s other intangible assets balance includes $165.3 million of indefinite-lived intangible assets as of December 31, 2024. For intangible assets not subject to amortization, management evaluates for impairment annually or more frequently if events or changes in circumstances indicate that an impairment may exist. The determination of fair value is based on the relief from royalty method of the income approach, which incorporates the use of a discounted cash flow analysis. Management’s discounted cash flow analysis includes assumptions related to forecasted future revenues, royalty rates and discount rates.

The principal considerations for our determination that performing procedures relating to the impairment assessment for indefinite-lived intangible assets is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of the indefinite-lived intangible assets; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumption related to the discount rate; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s impairment assessment, including controls over the valuation of the Company’s indefinite-lived intangible assets. These procedures also included, among others (i) testing management’s process for developing the fair value estimate for the indefinite-lived intangible assets; (ii) evaluating the appropriateness of the relief from royalty method; (iii) testing the completeness and accuracy of underlying data used in the relief from royalty method and (iv) evaluating the reasonableness of the significant assumption used by management related to the discount rate. Evaluating management’s assumption related to the discount rate involved evaluating whether the assumption used by management was reasonable considering whether the assumption was consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in evaluating (i) the appropriateness of the Company’s relief from royalty method and (ii) the reasonableness of the discount rate assumption.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 20, 2025

We have served as the Company’s auditor since 1952.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

	Years ended December 31,
	2024	2023	2022
REVENUE:
Revenue before billable expenses	$9,187.6	$9,400.6	$9,449.4
Billable expenses	1,504.1	1,488.7	1,478.4

Total revenue	10,691.7	10,889.3	10,927.8
OPERATING EXPENSES:
Salaries and related expenses	6,024.8	6,243.9	6,258.3
Office and other direct expenses	1,343.1	1,342.5	1,346.4
Billable expenses	1,504.1	1,488.7	1,478.4

Cost of services	8,872.0	9,075.1	9,083.1
Selling, general and administrative expenses	130.5	67.2	87.1
Depreciation and amortization	258.9	264.3	274.0
Impairment of goodwill	232.1	—	—
Restructuring charges	(5.0)	0.1	102.4

Total operating expenses	9,488.5	9,406.7	9,546.6

OPERATING INCOME	1,203.2	1,482.6	1,381.2

EXPENSES AND OTHER INCOME:
Interest expense	(229.9)	(225.6)	(167.9)
Interest income	151.7	140.8	56.6
Other (expense) income, net	(75.9)	10.2	(1.0)

Total (expenses) and other income	(154.1)	(74.6)	(112.3)

Income before income taxes	1,049.1	1,408.0	1,268.9
Provision for income taxes	333.9	291.2	318.4

Income of consolidated companies	715.2	1,116.8	950.5
Equity in net income of unconsolidated affiliates	0.5	1.3	5.6

NET INCOME	715.7	1,118.1	956.1
Net income attributable to non-controlling interests	(26.2)	(19.7)	(18.1)

NET INCOME AVAILABLE TO IPG COMMON STOCKHOLDERS	$689.5	$1,098.4	$938.0

Earnings per share available to IPG common stockholders:
Basic	$1.84	$2.86	$2.40
Diluted	$1.83	$2.85	$2.37
Weighted-average number of common shares outstanding:
Basic	375.2	384.1	391.5
Diluted	377.7	385.9	395.1

The accompanying notes are an integral part of these financial statements.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in Millions)

	Years ended December 31,
	2024	2023	2022
NET INCOME	$715.7	$1,118.1	$956.1

OTHER COMPREHENSIVE (LOSS) INCOME
Foreign currency translation:
Foreign currency translation adjustments	(153.4)	59.3	(131.8)
Reclassification adjustments recognized in net income	0.2	0.5	4.3

	(153.2)	59.8	(127.5)
Derivative instruments:
Changes in fair value of derivative instruments	0.0	0.6	17.5
Recognition of previously unrealized gains included in net income	(3.8)	(2.6)	(1.4)
Income tax effect	1.0	0.5	(4.0)

	(2.8)	(1.5)	12.1
Defined benefit pension and other postretirement plans:
Net actuarial (losses) gains for the period	(24.1)	(17.4)	2.4
Amortization of unrecognized losses, transition obligation and prior service cost included in net income	7.5	6.8	6.3
Settlement and curtailment (gains) losses included in net income	(0.3)	(0.3)	0.0
Other	1.1	(2.1)	4.8
Income tax effect	3.9	2.0	0.8

	(11.9)	(11.0)	14.3

Other comprehensive (loss) income, net of tax	(167.9)	47.3	(101.1)

TOTAL COMPREHENSIVE INCOME	547.8	1,165.4	855.0
Less: comprehensive income attributable to non-controlling interests	24.7	19.5	16.5

COMPREHENSIVE INCOME ATTRIBUTABLE TO IPG	$523.1	$1,145.9	$838.5

The accompanying notes are an integral part of these financial statements.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in Millions)

	December 31, 2024	December 31, 2023
ASSETS:
Cash and cash equivalents	$2,187.1	$2,386.1
Accounts receivable, net of allowance of $37.0 and $46.4, respectively	5,649.7	5,768.8
Accounts receivable, billable to clients	2,088.4	2,229.2
Prepaid expenses	552.4	415.8
Assets held for sale	51.4	21.9
Other current assets	77.0	128.6

Total current assets	10,606.0	10,950.4
Property and equipment, net of accumulated depreciation and amortization of $1,258.1 and $1,224.9, respectively	566.8	636.7
Deferred income taxes	249.2	265.0
Goodwill	4,689.4	5,080.9
Other intangible assets	659.9	743.6
Operating lease right-of-use assets	1,037.8	1,162.6
Other non-current assets	516.7	428.1

TOTAL ASSETS	$18,325.8	$19,267.3

LIABILITIES:
Accounts payable	$8,286.1	$8,355.0
Accrued liabilities	661.6	705.8
Contract liabilities	509.0	684.7
Short-term borrowings	40.5	34.2
Current portion of long-term debt	0.1	250.1
Current portion of operating leases	237.2	252.6
Liabilities held for sale	23.5	48.5

Total current liabilities	9,758.0	10,330.9
Long-term debt	2,920.5	2,917.5
Non-current operating leases	1,056.3	1,216.8
Deferred compensation	202.3	223.6
Other non-current liabilities	478.6	532.4

TOTAL LIABILITIES	14,415.7	15,221.2

Redeemable non-controlling interests (see Note 7)	45.6	42.3
STOCKHOLDERS’ EQUITY:
Common stock, $0.10 par value, shares authorized: 800.0 shares issued: 2024 - 372.4; 2023 - 383.0 shares outstanding: 2024 - 372.4; 2023 - 378.7	37.2	38.3
Additional paid-in capital	432.6	728.5
Retained earnings	4,440.2	4,254.5
Accumulated other comprehensive loss, net of tax	(1,112.6)	(946.2)

	3,797.4	4,075.1
Less: Treasury stock, at cost: 2024 - 0 shares; 2023 - 4.3 shares	—	132.5

Total IPG stockholders’ equity	3,797.4	3,942.6
Non-controlling interests	67.1	61.2

TOTAL STOCKHOLDERS’ EQUITY	3,864.5	4,003.8

TOTAL LIABILITIES AND EQUITY	$18,325.8	$19,267.3

The accompanying notes are an integral part of these financial statements.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

	Years ended December 31,
	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$715.7	$1,118.1	$956.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	258.9	264.3	274.0
Impairment of goodwill	232.1	—	—
Amortization of restricted stock and other non-cash compensation	64.8	46.7	50.0
Net losses (gains) on sales of businesses	64.2	(17.9)	11.3
Provision for uncollectible receivables	1.9	7.2	(8.9)
Net amortization of bond discounts and deferred financing costs	1.0	2.0	3.0
Non-cash restructuring charges	(5.0)	(0.9)	101.8
Deferred income tax	(28.1)	5.1	(27.0)
Other	46.2	26.8	13.4
Changes in assets and liabilities, net of acquisitions and divestitures, providing (using) cash:
Accounts receivable	(121.2)	(385.3)	(362.7)
Accounts receivable, billable to clients	42.2	(181.4)	244.5
Prepaid Expenses	(159.4)	(46.0)	(55.6)
Other current assets	44.2	(42.2)	(5.5)
Accounts payable	204.1	47.8	(408.0)
Accrued liabilities	(14.7)	(63.6)	(102.8)
Contract liabilities	(160.7)	(5.4)	17.8
Other non-current assets and liabilities	(131.0)	(220.6)	(59.3)

Net cash provided by operating activities	1,055.2	554.7	642.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(141.8)	(179.3)	(178.1)
Purchase of investments	(25.2)	(4.2)	(13.2)
Purchase of short-term marketable securities	(1.2)	(97.6)	(0.2)
Acquisitions, net of cash acquired	—	(6.3)	(232.2)
Deconsolidation of a subsidiary	—	—	(20.4)
Maturity of short-term marketable securities	2.5	100.7	—
Net proceeds from investments	3.1	35.1	2.6
Proceeds from sale of businesses, net of cash sold	7.9	58.7	(22.4)
Other investing activities	3.6	7.5	33.8

Net cash used in investing activities	(151.1)	(85.4)	(430.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Common stock dividends	(496.5)	(479.1)	(457.3)
Repayment of long-term debt	(250.1)	(0.5)	(0.7)
Repurchases of common stock	(230.1)	(350.2)	(320.1)
Distributions to non-controlling interests	(18.9)	(17.7)	(12.3)
Tax payments for employee shares withheld	(14.1)	(58.9)	(40.3)
Acquisition-related payments	(9.0)	(12.9)	(9.3)
Settlement of senior note	—	—	(29.9)
Net increase (decrease) in short-term borrowings	0.2	(8.2)	(29.4)
Proceeds from long-term debt	0.2	296.3	—
Other financing activities	(1.6)	(3.1)	(0.1)

Net cash used in financing activities	(1,019.9)	(634.3)	(899.4)

Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(82.9)	7.0	(31.7)

Net decrease in cash, cash equivalents and restricted cash	(198.7)	(158.0)	(719.1)
Cash, cash equivalents and restricted cash at beginning of period	2,395.1	2,553.1	3,272.2

Cash, cash equivalents and restricted cash at end of period	$2,196.4	$2,395.1	$2,553.1

The accompanying notes are an integral part of these financial statements.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in Millions)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss, Net of Tax	Treasury Stock	Total IPG Stockholders’ Equity	Non-controlling Interests	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2021	394.3	$39.3	$1,226.6	$3,154.3	$(894.2)	$0.0	$3,526.0	$63.2	$3,589.2
Net income				938.0			938.0	18.1	956.1
Other comprehensive loss					(99.5)		(99.5)	(1.6)	(101.1)
Reclassifications related to redeemable non-controlling interests			(3.1)				(3.1)	0.5	(2.6)
Distributions to non-controlling interests								(12.3)	(12.3)
Change in redemption value of redeemable non-controlling interests				(3.0)			(3.0)		(3.0)
Retirement of treasury stock	(7.2)	(0.7)	(199.2)			199.9	0.0		0.0
Repurchases of common stock						(320.1)	(320.1)		(320.1)
Common stock dividends ($1.16 per share)				(457.2)			(457.2)		(457.2)
Stock-based compensation	3.5	0.4	71.2				71.6		71.6
Shares withheld for taxes	(1.0)	(0.1)	(38.7)				(38.8)		(38.8)
Other			0.7				0.7	(9.8)	(9.1)

Balance at December 31, 2022	389.6	$38.9	$1,057.5	$3,632.1	$(993.7)	$(120.2)	$3,614.6	$58.1	$3,672.7
Net income				1,098.4			1,098.4	19.7	1,118.1
Other comprehensive income					47.5		47.5	(0.2)	47.3
Reclassifications related to redeemable non-controlling interests								0.3	0.3
Distributions to non-controlling interests								(17.7)	(17.7)
Change in redemption value of redeemable non-controlling interests				2.6			2.6		2.6
Retirement of treasury stock	(9.3)	(0.9)	(339.5)			340.4	0.0		0.0
Repurchases of common stock						(352.7)	(352.7)		(352.7)
Common stock dividends ($1.24 per share)				(478.6)			(478.6)		(478.6)
Stock-based compensation	4.4	0.5	69.6				70.1		70.1
Shares withheld for taxes	(1.7)	(0.2)	(59.1)				(59.3)		(59.3)
Other			0.0				0.0	1.0	1.0

Balance at December 31, 2023	383.0	$38.3	$728.5	$4,254.5	$(946.2)	$(132.5)	$3,942.6	$61.2	$4,003.8

The accompanying notes are an integral part of these financial statements.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in Millions)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss, Net of Tax	Treasury Stock	Total IPG Stockholders’ Equity	Non-controlling Interests	Total Stockholders’ Equity
	Shares	Amount
Balance at December 31, 2023	383.0	$38.3	$728.5	$4,254.5	$(946.2)	$(132.5)	$3,942.6	$61.2	$4,003.8
Net income				689.5			689.5	26.2	715.7
Other comprehensive loss					(166.4)		(166.4)	(1.5)	(167.9)
Reclassifications related to redeemable non-controlling interests			(2.7)				(2.7)	(1.5)	(4.2)
Distributions to non-controlling interests								(18.9)	(18.9)
Change in redemption value of redeemable non-controlling interests				(5.4)			(5.4)		(5.4)
Retirement of treasury stock	(11.6)	(1.2)	(363.4)			364.5	(0.1)		(0.1)
Repurchase of common stock						(232.0)	(232.0)		(232.0)
Common stock dividends ($1.32 per share)				(498.3)			(498.3)		(498.3)
Stock-based compensation	1.4	0.1	88.8				88.9		88.9
Shares withheld for taxes	(0.4)	0.0	(13.8)				(13.8)		(13.8)
Other			(4.8)	(0.1)			(4.9)	1.6	(3.3)

Balance at December 31, 2024	372.4	$37.2	$432.6	$4,440.2	$(1,112.6)	$0.0	$3,797.4	$67.1	$3,864.5

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Per Share Amounts)

Note 1: Summary of Significant Accounting Policies

Business Description

The Interpublic Group of Companies, Inc. and subsidiaries (the “Company,” “IPG,” “we,” “us” or “our”) is one of the world’s premier global advertising and marketing services companies. Our agencies create customized marketing programs for clients that range in scale from large global marketers to regional and local clients. Comprehensive global services are critical to effectively serve our multinational and local clients in markets throughout the world, as they seek to build brands, increase sales of their products and services and gain market share.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its consolidated subsidiaries, some of which are not wholly owned. Investments in companies over which we do not have control, but have the ability to exercise significant influence, are accounted for using the equity method of accounting. Investments in companies over which we have neither control nor have the ability to exercise significant influence are recorded at cost, less any impairment, adjusted for subsequent observable price changes. All intercompany accounts and transactions have been eliminated in consolidation.

We have consolidated certain entities meeting the definition of variable interest entities, and the inclusion of these entities does not have a material impact on our Consolidated Financial Statements.

Basis of Presentation

We conduct our business across three reportable segments described in Note 16. The three reportable segments are: Media, Data & Engagement Solutions (“MD&E”), Integrated Advertising & Creativity Led Solutions (“IA&C”), and Specialized Communications & Experiential Solutions (“SC&E”).

Cost of services is comprised of the expenses of our revenue-producing operating segments including salaries and related expenses, office and other direct expenses and billable expenses, as well as an allocation of the centrally managed expenses from Corporate and other. Office and other direct expenses include rent expense, professional fees, certain expenses incurred by our staff in servicing our clients and other costs directly attributable to client engagements.

Selling, general and administrative expenses are primarily the unallocated expenses from Corporate and other excluding depreciation and amortization.

Depreciation and amortization of the fixed assets and intangible assets of the Company is disclosed as a separate operating expense.

Impairment of goodwill is disclosed as a separate operating expense.

Restructuring charges in 2024 consist of adjustments to the Company’s restructuring actions taken in 2022 and 2020, and primarily relate to real estate actions which were designed to reduce our real estate footprint and to better align our cost structure with revenue.

Reclassifications

Certain reclassifications and immaterial adjustments have been made to prior-period financial statements to conform to the current-period presentation, including the recast of certain prior period adjustments to reflect the transfer of certain agencies between reportable segments.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires us to make judgments, assumptions and estimates that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the reporting date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates under different assumptions or conditions. A further decline in macroeconomic conditions or increasing interest rates could have a negative impact on these estimates, including the fair value of certain estimates.

Revenue Recognition

Our revenues are primarily derived from the planning and execution of multi-channel advertising and communications, marketing services, including public relations, meeting and event production, sports and entertainment marketing, corporate and brand identity, strategic marketing consulting, and providing marketing data and technology services around the world.

Most of our client contracts are individually negotiated and, accordingly, the terms of client engagements and the basis on which we earn fees and commissions vary significantly. Our contracts generally provide for termination by either party on relatively short notice, usually 30 to 90 days, although our data management contracts typically have non-cancelable terms of more than one year. Our payment terms vary by client, and the time between invoicing date and due date is typically not significant. We generally have the legally enforceable right to payment for all services provided through the end of the contract or termination date.

We recognize revenue when we determine our customer obtains control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services. To determine revenue recognition, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue as or when we satisfy the performance obligation. We only apply the five-step model to contracts when it is probable that IPG will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, we assess the goods or services promised within each contract and determine those that are distinct performance obligations. We then assess whether we act as an agent or a principal for each identified performance obligation and include revenue within the transaction price for third-party costs when we determine that we act as principal. We typically do not capitalize costs to obtain a contract as these amounts would generally be recognized over a period of one year or less.

Revenue before billable expenses, primarily consisting of fees, commissions and performance incentives, represents the amount of our gross billings excluding billable expenses charged to a client. Generally, our compensation is based on a negotiated fixed price, rate per hour, a retainer, commission or volume. The majority of our fees are recognized over time as services are performed, either utilizing a function of hours incurred and rates per hour, as compared to periodically updated estimates to complete, or ratably over the term of the contract. For certain less-frequent commission-based contracts which contain clauses allowing our clients to terminate the arrangement at any time for no compensation, revenue is recognized at a point in time, typically the date of broadcast or publication. We report revenue net of taxes assessed by governmental authorities that are directly imposed on our revenue-producing transactions.

Contractual arrangements with clients may also include performance incentive provisions designed to link a portion of our revenue to our performance relative to mutually agreed-upon qualitative and/or quantitative metrics. Performance incentives are treated as variable consideration which is estimated at contract inception and included in revenue based on the most likely amount earned out of a range of potential outcomes. Our estimates are based on a combination of historical award experience, anticipated performance and our best judgment. These estimates are updated on a periodic basis and are not expected to result in a reversal of a significant amount of the cumulative revenue recognized.

The predominant component of billable expenses are third-party vendor costs incurred for performance obligations where we have determined that we are acting as principal. These third-party expenses are generally billed back to our clients. Billable expenses also includes incidental costs incurred in the performance of our services including airfare, mileage, hotel stays, out-of-town meals and telecommunication charges. We record these billable expenses within total revenue with a corresponding offset to operating expenses.

In international markets, we may receive rebates or credits from vendors based on transactions entered into on behalf of clients. Rebates and credits are remitted back to our clients in accordance with our contractual requirements or may be retained by us based on the terms of a particular client contract and local law. Amounts owed back to clients are recorded as a liability and amounts retained by us are recorded as revenue when earned.

In certain international markets, our media contracts may allow clients to terminate our arrangement at any time for no compensation to the extent that media has not yet run. For those contracts, we do not recognize revenue until the media runs which is the point in time at which we have a legally enforceable right to compensation.

In the normal course of business, certain agencies may enter into agreements with media suppliers to purchase an agreed value of media within a fixed timeframe. By entering into these agreements, the agency is taking a risk and may be required to pay a portion or all of the agreed value ahead of media being run. In order to participate in these arrangements and receive an agreed additional benefit from the agency, clients are required to contractually opt in.

Performance Obligations

Our client contracts may include various goods and services that are capable of being distinct, are distinct within the context of the contract and are therefore accounted for as separate performance obligations. We allocate revenue to each performance obligation in the contract at inception based on its relative standalone selling price.

Our advertising businesses include a wide range of services that involve the creation of an advertising idea, concept, campaign, or marketing strategy in order to promote the client’s brand (“creative services”), and to act as an agent to facilitate the production of advertisements by third-party suppliers (“production services”). Our clients can contract us to perform one or both of these services, as they can derive stand-alone benefit from each. Production services can include formatting creative material for different media and communication mediums including digital, large-scale reproduction such as printing and adaptation services, talent engagement and acquisition, television and radio production, and outdoor billboard production. Our contracts that include both services are typically explicit in the description of which activities constitute the creative advertising services and those that constitute the production services. Both the creative and production services are sold separately, the client can derive utility from each service on its own, we do not provide a significant service of integrating these activities into a bundle, the services do not significantly modify one another, and the services are not highly interrelated or interdependent. As such, we typically identify two performance obligations in the assessment of our advertising contracts.

Our media businesses include services to formulate strategic media plans (“media planning services”) and to act as an agent to purchase media (e.g. television and radio spots, outdoor advertising, digital banners, etc.) from vendors on our clients’ behalf (“media buying services”). Our contracts that include both services are typically explicit in the description of which activities constitute the planning services and those that constitute the buying services. Both the planning and buying services are sold separately, the client can derive utility from each service on its own, we do not provide a significant service of integrating these activities into a bundle, the services do not significantly modify one another, and the services are not highly interrelated or interdependent. As such, we typically identify two performance obligations in the assessment of our media contracts.

Our events businesses include creative services related to the conception and planning of custom marketing events as well as activation services which entail the carrying out of the event, including, but not limited to, set-up, design and staffing. Additionally, our public relations businesses include a broad range of services, such as strategic planning, social media strategy and the monitoring and development of communication strategies, among others. While our contracts in these businesses may include some or all of these services, we typically identify only one performance obligation in the assessment of our events and public relations contracts as we provide a significant service of integrating the individual services into a combined service for which the customer has contracted.

Our data and technology services businesses include data management, data and data strategy, identity resolution, and measurement and analytics products and services. While our contracts in these businesses may include some or all of these services, we typically identify each product and service as an individual performance obligation.

We have elected not to disclose information about remaining performance obligations that have original expected durations of one year or less. The majority of our contracts are for periods of one year or less with the exception of our data management contracts.

Principal vs. Agent

When a third-party is involved in the delivery of our services to the client, we assess whether or not we are acting as a principal or an agent in the arrangement. The assessment is based on whether we control the specified services at any time before they are transferred to the customer. We have determined that in our events and public relations businesses, we generally act as a principal as our agencies provide a significant service of integrating goods or services provided by third parties into the specified deliverable to our clients. In addition, we have determined that we are responsible for the performance of the third-party suppliers, which are combined with our own services, before transferring those services to the customer. We have also determined that we act as principal when providing creative services and media planning services, as we perform a significant integration service in these transactions. For performance obligations in which we act as principal, we record the gross amount billed to the customer within total revenue and the related incremental direct costs incurred as billable expenses.

In the vast majority of our business, when a third-party is involved in the production of an advertising campaign and for media buying services, we have determined that we act as the agent and are solely arranging for the third-party suppliers to provide services to the customer. Specifically, we do not control the specified services before transferring those services to the customer, we are not primarily responsible for the performance of the third-party services, nor can we redirect those services to fulfill any other contracts. We do not have inventory risk or discretion in establishing pricing in our contracts with customers. For performance obligations for which we act as the agent, we record our revenue as the net amount of our gross billings less amounts remitted to third parties.

Cash and Cash Equivalents

Cash equivalents are highly liquid investments, which include certificates of deposit, government securities, commercial paper and time deposits with original maturities of three months or less at the time of purchase and are stated at estimated fair value, which approximates cost. Cash is maintained at multiple high-credit-quality financial institutions.

Allowance for Expected Credit Losses

The allowance for credit losses on expected future uncollectible accounts receivable is estimated based on the aging of accounts receivable, reviews of client credit reports, industry trends and economic indicators, as well as reviews of recent payment history for specific customers. The estimate is based largely on a formula-driven calculation but is supplemented with economic indicators and knowledge of potential write-offs of specific client accounts.

Accounts Receivable, Billable to Clients

Accounts receivable, billable to clients are primarily comprised of production and media costs that have been incurred but have not yet been billed to clients, as well as fees that have been earned which have not yet been billed to clients. Unbilled amounts are presented in accounts receivable, billable to clients regardless of whether they relate to our fees or production and media costs. A provision is made for unrecoverable costs as deemed appropriate.

Accounts Payable

Accounts payable includes all operating payables, including those related to all media and production costs. These payables are due within one year.

Investments

Equity investments with readily determinable fair values, other than those accounted for using the equity method of accounting, will be measured at fair value. We regularly review our investments to determine whether a significant event or change in circumstances has occurred that may impact the fair value of each investment, with changes to fair value recorded in earnings. We evaluate fair value based on specific information (valuation methodologies, estimates of appraisals, financial statements, etc.) in addition to quoted market price, if available. We consider all known quantitative and qualitative factors in determining if a decline in value of an investment has occurred.

Derivatives

We are exposed to market risk related to interest rates, foreign currency rates and certain balance sheet items. From time to time we enter into derivative instruments for risk management purposes, and not for speculative purposes. All derivative instruments are recorded at fair value on our balance sheet. Changes in fair value are immediately included in earnings if the derivatives are not designated as a hedge instrument or if the derivatives do not qualify as effective hedges. For derivatives designated as hedge instruments, we evaluate for hedge accounting both at inception and throughout the hedge period. If a derivative is designated as a fair value hedge, then changes in the fair value of the derivative are offset against the changes in the fair value of the underlying hedged item. If a derivative is designated as a cash flow hedge, then the changes in the fair value of the derivative are recognized as a component of accumulated other comprehensive income and subsequently reclassified to earnings in our Consolidated Statement of Operations in the same period as the underlying hedged transaction affects earnings. If a derivative is a net investment hedge, then the changes in the fair value of the derivative are recognized in other comprehensive income in the same period as the change in fair value of the underlying hedged foreign investment.

Property and Equipment

Furniture, equipment, leasehold improvements and buildings are stated at cost, net of accumulated depreciation. Furniture and equipment are depreciated generally using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 7 years for furniture and equipment, 10 to 35 years for buildings and the shorter of the useful life or the remaining lease term for leasehold improvements. Land is stated at cost and is not depreciated.

We capitalize certain internal and external costs incurred to acquire or create internal use software, principally related to our enterprise resource planning (“ERP”) systems. Our ERP systems are stated at cost, net of accumulated amortization, and are amortized using the straight-line method over 10 years. All other internal use computer software are stated at cost, net of accumulated amortization and are amortized using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 7 years.

Leases

As of December 31, 2024, we do not have a material amount of finance leases and the majority of our operating leases, for which we serve as the lessee, consist primarily of real-estate property for our offices around the world. Both the right-of-use asset and lease liability are measured at the present value of the future lease payments, with the asset being subject to adjustments such as initial direct costs, prepaid lease payments, and lease incentives. Many of our leases provide for renewal and/or termination options, as well as escalation clauses, which are also factored into our lease payments when appropriate. The discount rate used to measure the lease asset and liability is determined at the beginning of the lease term using the rate implicit in the lease, if readily determinable, or using the Company’s collateralized credit-adjusted borrowing rate.

Goodwill and Other Intangible Assets

We account for our business combinations using the acquisition accounting method, which requires us to determine the fair value of net assets acquired and the related goodwill and other intangible assets. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including projections of future cash inflows and outflows, discount rates, asset lives and market multiples. Considering the characteristics of advertising, specialized marketing and communication services companies, our acquisitions usually do not have significant amounts of tangible assets, as the principal asset we typically acquire is creative talent. As a result, a substantial portion of the purchase price is allocated to goodwill and other intangible assets.

We review goodwill as of October 1st each year and whenever events or significant changes in circumstances indicate that the carrying value may not be recoverable. We evaluate the recoverability of goodwill at a reporting unit level. We have 10 reporting units that were subject to the 2024 annual impairment testing. Our annual impairment review as of October 1, 2024 did not result in an impairment charge for any of our reporting units. Additionally, we performed an interim impairment test as of August 31, 2024. Refer to Note 9 for details.

Intangible assets with indefinite useful lives are not amortized but are evaluated for impairment annually or more frequently if events or changes in circumstances indicate that impairment may exist. The Company first assesses qualitative factors to determine whether it is necessary to perform a quantitative impairment test for indefinite-lived intangible assets. Impairment exists if the fair value of the indefinite-lived intangible asset is less than the carrying value. The determination of fair value is based on the relief from royalty method of the income approach, which models the cash flows from indefinite-lived intangibles assuming royalties were received under a licensing arrangement. This discounted cash flow analysis includes assumptions related to forecasted future revenues attributable to indefinite-lived intangibles, royalty rates and risk-adjusted discount rates. If the carrying value of an indefinite-lived intangible asset exceeds its estimated fair value, the indefinite-lived intangible asset is considered impaired, and an impairment loss will be recognized in an amount equal to the excess of the carrying value over the fair value. Based on this analysis, for the indefinite lived-intangible asset for which we performed a quantitative impairment test as of October 1, 2024, we concluded that it was not impaired because its fair value was in excess of its carrying value.

For reporting units not included in the qualitative assessment, or for any reporting units identified in the qualitative assessment as “more likely than not” that the fair value is less than its carrying value, the quantitative impairment test is performed. For our annual impairment test, we compare the respective fair value of our reporting units’ equity to the carrying value of their net assets. The sum of the fair values of all our reporting units is also reconciled to our current market capitalization plus an estimated control premium. Goodwill allocated to a reporting unit whose fair value is equal to or greater than its carrying value is not impaired, and no further testing is required. Should the carrying amount for a reporting unit exceed its fair value, then the quantitative impairment test is failed and impaired goodwill is written down to its fair value with a charge to expense in the period the impairment is identified.

The fair value of each reporting unit for 2024 and 2023 was estimated using a combination of the income approach, which incorporates the use of the discounted cash flow method, and the market approach, which incorporates the use of earnings and revenue multiples based on market data.

We review intangible assets with definite lives subject to amortization whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the carrying value of these assets to the estimated undiscounted future cash flows expected to be generated by these asset groups. These asset groups are impaired when their carrying value exceeds their fair value. Impaired intangible assets with definite lives subject to amortization are written down to their fair value with a charge to expense in the period the impairment is identified. Intangible assets with definite lives are amortized on a straight-line basis with estimated useful lives generally between 10 and 15 years. Events or circumstances that might require impairment testing include the loss of a significant client, the identification of other impaired assets within a reporting unit, loss of key personnel, the disposition of a significant portion of a reporting unit, significant decline in stock price or a significant adverse change in business climate or regulations.

Foreign Currencies

The functional currency of our foreign operations is generally their respective local currency. Assets and liabilities are translated at the exchange rates in effect at the balance sheet date, and revenues and expenses are translated at the average exchange rates during the period presented. The resulting translation adjustments are recorded as a component of accumulated other comprehensive loss in the stockholders’ equity section of our Consolidated Balance Sheets. Currency transaction gains or losses primarily arising from transactions in currencies other than the functional currency are included in office and general expenses. Foreign currency transactions resulted in a pre-tax loss of $2.2 for the year ended December 31, 2024, a pre-tax loss of $5.7 for the year ended December 31, 2023, and a pre-tax gain of $2.5 for the year ended December 31, 2022.

We monitor the currencies of countries in which we operate in order to determine if the country should be considered a highly inflationary environment. A currency is determined to be highly inflationary when there is cumulative inflation of approximately 100% or more over a three-year period. If this occurs the functional currency of that country is changed to our reporting currency, the U.S. Dollar, and foreign exchange gains or losses are recognized on all monetary transactions, assets and liabilities in currencies other than the U.S. Dollar until the currency is no longer considered highly inflationary.

Income Taxes

The provision for income taxes includes U.S. federal, state, local and foreign taxes. Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be reversed. We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is “more likely than not” that all or a portion of the deferred tax assets will not be realized. We evaluate our tax positions using the “more likely than not” recognition threshold and then apply a measurement assessment to those positions that meet the recognition threshold. The factors used in assessing valuation allowances include all available evidence, such as past operating results, estimates of future taxable income and the feasibility of tax planning strategies. We have established tax reserves that we believe to be adequate in relation to the potential for additional assessments in each of the jurisdictions in which we are subject to taxation. We regularly assess the likelihood of additional tax assessments in those jurisdictions and adjust our reserves as additional information or events require.

Redeemable Non-controlling Interests

Many of our acquisitions include provisions under which the non-controlling equity owners can require us to purchase additional interests in a subsidiary at their discretion. Payments for these redeemable non-controlling interests may be contingent on projected operating performance and satisfying other conditions specified in the related agreements. These payments are also subject to revision in accordance with the terms of the agreements. We record these redeemable non-controlling interests in “mezzanine equity” in our Consolidated Balance Sheets. Each reporting period, redeemable non-controlling interests are reported at their estimated redemption value, but not less than their initial fair value. Any adjustment to the redemption value above initial value prior to exercise will also impact retained earnings but will not impact net income. Adjustments as a result of currency translation will affect the redeemable non-controlling interest balance, but do not impact retained earnings or additional paid-in capital.

Earnings Per Share (“EPS”)

Basic EPS available to IPG common stockholders equals net income available to IPG common stockholders divided by the weighted-average number of common shares outstanding for the applicable period. Diluted EPS equals net income available to IPG common stockholders divided by the weighted-average number of common shares outstanding, plus any additional common shares that would have been outstanding if potentially dilutive shares had been issued.

Diluted EPS reflect the potential dilution that would occur if certain potentially dilutive securities were exercised. The potential issuance of common stock is assumed to occur at the beginning of the year (or at the time of issuance of the potentially dilutive instrument, if later) and the incremental shares are included using the treasury stock method. The proceeds utilized in applying the treasury stock method consist of the amount, if any, to be paid upon exercise and, as it relates to stock-based compensation, the amount of compensation cost attributed to future service not yet recognized. These proceeds are then assumed to be used to purchase common stock at the average market price of our stock during the period. The incremental shares (difference between the shares assumed to be issued and the shares assumed to be purchased), to the extent they would have been dilutive, are included in the denominator of the diluted EPS calculation.

We may be required to calculate basic EPS using the two-class method as a result of our redeemable non-controlling interests. To the extent that the redemption value increases and exceeds the then-current fair value of a redeemable non-controlling interest, net income available to IPG common stockholders (used to calculate EPS) could be negatively impacted by that increase, subject to certain limitations. The partial or full recovery of any reductions to net income available to IPG common stockholders (used to calculate EPS) is limited to any cumulative prior-period reductions. For the years ended December 31, 2024, 2023 and 2022, there was no impact to EPS for adjustments related to our redeemable non-controlling interests.

Pension and Postretirement Benefits

We have pension and postretirement benefit plans covering certain domestic and international employees. We use various actuarial methods and assumptions in determining our net pension and postretirement benefit costs and obligations, including the discount rate used to determine the present value of future benefits, expected long-term rate of return on plan assets and healthcare cost trend rates. The overfunded or underfunded status of our pension and postretirement benefit plans is recorded on our Consolidated Balance Sheet.

Stock-Based Compensation

Compensation costs related to share-based transactions, including employee stock options, are recognized in the Consolidated Financial Statements based on fair value. Stock-based compensation expense is generally recognized ratably over the requisite service period based on the estimated grant-date fair value, net of estimated forfeitures.

Treasury Stock

We account for repurchased common stock under the cost method and include such treasury stock as a component of our Consolidated Statements of Stockholders’ Equity. Upon retirement, we reduce common stock for the par value of the shares being retired and the excess of the cost of the shares over par value as a reduction to APIC, to the extent there is APIC in the same class of stock, and any remaining amount to retained earnings. These retired shares remain authorized but unissued.

In October 2024, we retired 11.6 shares of our treasury stock, which resulted in a reduction in common stock of $1.2, treasury stock of $364.5 and APIC of $363.4. In October 2023, we retired 9.3 shares of our treasury stock, which resulted in a reduction in common stock of $0.9, treasury stock of $340.4 and APIC of $339.5. In October 2022, we retired $7.2 shares of our treasury stock, which resulted in a reduction in common stock of $0.7, treasury stock of $199.9 and APIC of $199.2.

Note 2: Planned Acquisition of IPG by Omnicom

On December 8, 2024, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Omnicom Group Inc. (“Omnicom”) and EXT Subsidiary Inc., a direct wholly owned subsidiary of Omnicom (“Merger Sub”), pursuant to which Merger Sub will merge with and into IPG, with IPG surviving the merger as a direct wholly owned subsidiary of Omnicom.

As a result of the merger, each share of IPG common stock issued and outstanding immediately prior to the effective time of the merger (other than certain excluded shares) will be converted into the right to receive 0.344 shares of Omnicom common stock and, if applicable, cash in lieu of fractional shares. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to closing the merger.

Following the close of the transaction, Omnicom shareholders will own 60.6% of the combined company and IPG shareholders will own 39.4%, on a fully diluted basis. As a result of the merger, we will cease to be a publicly traded company.

The Merger Agreement contains customary representations, warranties, and covenants. The stock-for-stock transaction is expected to be tax-free to IPG shareholders and is expected to close in the second half of 2025, subject to Omnicom and IPG shareholder approvals, required domestic and foreign regulatory approvals and other customary conditions.

If the Merger Agreement is terminated under certain circumstances, including if Omnicom terminates the agreement (i) following a change or withdrawal of the recommendation of the IPG’s board of directors to IPG stockholders to approve the merger, or (ii) as a result of a willful and material breach of our non-solicitation obligations under the Merger Agreement, then we will be obligated to pay a termination fee of $439.0 to Omnicom (the “IPG Termination Fee”). We will also be obligated to pay the IPG Termination Fee if (i) the IPG shareholders fail to approve the merger (and Omnicom has obtained shareholder approval), or (ii) we breach the Merger Agreement in a manner that Omnicom’s closing conditions not being satisfied and the breach cannot be cured by the specified outside date and, in any such case, within 12 months after the termination date a competing proposal to acquire 50% or more of the business, assets or outstanding shares of IPG has been publicly announced and consummated, or a definitive agreement in respect of such competing proposal has been signed. We will also be required to reimburse up to $25.0 of Omnicom’s merger-related fees, costs and expenses if the Merger Agreement is terminated as a result of the failure of the IPG shareholders to approve the merger (and Omnicom has obtained shareholder approval).

During the fourth quarter of 2024, $9.3 of deal costs were incurred related to the planned acquisition of IPG by Omnicom, which were recorded within selling, general and administrative expenses.

Note 3: Revenue

Disaggregation of Revenue

The following is a description of the principal activities, by reportable segment, from which we generate revenue. For more detailed information about reportable segments, see Note 16.

Media, Data & Engagement Solutions

The MD&E segment provides, and is distinguished by innovative capabilities and scale in, global media and communications services, digital services and products, advertising and marketing technology, e-commerce services, data management and analytics, strategic consulting, and digital brand experience. MD&E is comprised of IPG Mediabrands, UM, Initiative, KINESSO, Acxiom and MRM.

Integrated Advertising & Creativity Led Solutions

The IA&C segment provides advertising, corporate and brand identity services, and strategic consulting. IA&C is distinguished by the leading role of complex integrations of ideation and the execution of advertising and creative campaigns across all communications channels that are foundational to client brand identities. IA&C is comprised of leading global networks and agencies that provide a broad range of services, including McCann Worldgroup, IPG Health, MullenLowe Group, Foote, Cone & Belding (“FCB”), and our domestic integrated agencies.

Specialized Communications & Experiential Solutions

The SC&E segment provides best-in-class global public relations and other specialized communications services, events, sports and entertainment marketing, and strategic consulting. SC&E is comprised of agencies that provide a range of marketing services expertise, including Weber Shandwick, Golin, our sports, entertainment, and experiential agencies and IPG DXTRA Health.

Principal Geographic Markets

Our agencies are located in over 100 countries, including every significant world market. Our geographic revenue breakdown is listed below.

	Years ended December 31,
Total revenue:	2024	2023	2022
United States	$6,837.4	$7,033.1	$7,031.0
International:
United Kingdom	944.3	891.5	902.7
Continental Europe	927.5	901.3	867.5
Asia Pacific	799.3	868.3	918.5
Latin America	473.7	477.0	454.9
Other	709.5	718.1	753.2

Total International	3,854.3	3,856.2	3,896.8

Total Consolidated	$10,691.7	$10,889.3	$10,927.8

	Years ended December 31,
Revenue before billable expenses:	2024	2023	2022
United States	$5,940.3	$6,102.2	$6,157.7
International:
United Kingdom	772.0	759.2	742.2
Continental Europe	805.1	795.7	764.6
Asia Pacific	659.6	729.8	772.7
Latin America	444.6	448.7	423.6
Other	566.0	565.0	588.6

Total International	3,247.3	3,298.4	3,291.7

Total Consolidated	$9,187.6	$9,400.6	$9,449.4

MD&E	Years ended December 31,
Total revenue:	2024	2023	2022
United States	$2,662.4	$2,737.7	$2,735.5
International	1,611.9	1,679.7	1,665.6

Total MD&E	$4,274.3	$4,417.4	$4,401.1

Revenue before billable expenses:
United States	$2,644.6	$2,709.7	$2,696.1
International	1,569.2	1,638.9	1,619.6

Total MD&E	$4,213.8	$4,348.6	$4,315.7

IA&C	Years ended December 31,
Total revenue:	2024	2023	2022
United States	$2,392.5	$2,502.5	$2,580.6
International	1,514.7	1,477.1	1,540.5

Total IA&C	$3,907.2	$3,979.6	$4,121.1

Revenue before billable expenses:
United States	$2,283.3	$2,377.6	$2,478.5
International	1,261.1	1,233.5	1,269.0

Total IA&C	$3,544.4	$3,611.1	$3,747.5

SC&E	Years ended December 31,
Total revenue:	2024	2023	2022
United States	$1,782.5	$1,792.9	$1,714.9
International	727.7	699.4	690.7

Total SC&E	$2,510.2	$2,492.3	$2,405.6

Revenue before billable expenses:
United States	$1,012.4	$1,014.9	$983.1
International	417.0	426.0	403.1

Total SC&E	$1,429.4	$1,440.9	$1,386.2

Contract Balances

The following table provides information about receivables, contract assets and contract liabilities from contracts with customers.

	December 31, 2024	December 31, 2023
Accounts receivable, net of allowance of $37.0 and $46.4, respectively	$5,649.7	$5,768.8
Accounts receivable, billable to clients	2,088.4	2,229.2
Contract assets	50.1	68.6
Contract liabilities (deferred revenue)	509.0	684.7

Contract assets are primarily comprised of contract incentives that are generally satisfied annually under the terms of our contracts and are transferred to accounts receivable when the right to payment becomes unconditional. Contract liabilities relate to advance consideration received from customers under the terms of our contracts primarily related to reimbursements of third-party expenses, whether we act as principal or agent, and to a lesser extent, periodic retainer fees, both of which are generally recognized shortly after billing.

The majority of our contracts are for periods of one year or less with the exception of our data management contracts. For those contracts with a term of more than one year, we had approximately $598.5 of unsatisfied performance obligations as of December 31, 2024, which will be recognized as services are performed over the remaining contractual terms through 2030.

Note 4: Leases

As of December 31, 2024 and 2023, the majority of our operating leases, for which we serve as the lessee, consist primarily of real-estate property for our offices around the world, and we do not have a material amount of finance leases. Both the right-of-use asset and lease liability are measured at the present value of the future lease payments, with the asset being subject to adjustments such as initial direct costs, prepaid lease payments, and lease incentives. Many of our leases provide for renewal and/or termination options, as well as escalation clauses, which are also factored into our lease payments when appropriate. As of December 31, 2024, our leases have remaining lease terms of 1 year to 12 years. The discount rate used to measure the lease asset and liability is determined at the beginning of the lease term using the rate implicit in the lease, if readily determinable, or using the Company’s collateralized credit-adjusted borrowing rate.

The following tables present information on our operating leases for the full years of 2024, 2023 and 2022.

	Years ended December 31,
	2024	2023	2022
Operating lease cost	$266.1	$268.4	$290.7
Short-term lease cost	5.4	7.9	6.4
Sublease income	(30.1)	(26.4)	(23.8)

Total lease cost	$241.4	$249.9	$273.3
Cash paid related to operating lease liabilities	$302.6	$299.5	$320.9
Right-of-use assets obtained in exchange for lease liabilities	$109.4	$83.0	$93.0

	As of December 31,
	2024	2023	2022
Weighted-average remaining lease term	Seven years	Seven years	Eight years
Weighted-average discount rate	3.81%	3.63%	3.51%

Our future payments of our operating leases as of December 31, 2024 are listed in the table below.

Period	Payments
2025	$279.9
2026	264.8
2027	230.5
2028	180.5
2029	147.1
Thereafter	362.8

Total future lease payments	1,465.6
Less: imputed interest	172.1

Present value of future lease payments	1,293.5
Less: current portion of operating leases	237.2

Non-current operating leases	$1,056.3

As of December 31, 2024, we had no additional operating leases that had not yet commenced.

Note 5: Debt and Credit Arrangements

Long-Term Debt

A summary of the carrying amounts of our long-term debt is listed below.

	Effective Interest Rate	December 31,
		2024 [1]	2023 [1]
4.200% Senior Notes due 2024	4.240%	$—	$249.9
4.650% Senior Notes due 2028 (less unamortized discount and issuance costs of $0.7 and $1.7, respectively)	4.780%	497.6	497.0
4.750% Senior Notes due 2030 (less unamortized discount and issuance costs of $2.2 and $3.2, respectively)	4.920%	644.6	643.6
2.400% Senior Notes due 2031 (less unamortized discount and issuance costs of $0.5 and $2.9, respectively)	2.512%	496.6	496.0
5.375% Senior Notes due 2033 (less unamortized discount and issuance costs of $3.3 and $2.7, respectively)	5.650%	294.0	293.4
3.375% Senior Notes due 2041 (less unamortized discount and issuance costs of $0.9 and $4.7, respectively)	3.448%	494.4	494.1
5.400% Senior Notes due 2048 (less unamortized discount and issuance costs of $2.5 and $4.4, respectively)	5.480%	493.1	492.8
Other notes payable and capitalized leases		0.3	0.8

Total long-term debt		2,920.6	3,167.6
Less: current portion		0.1	250.1

Long-term debt, excluding current portion		$2,920.5	$2,917.5

[1]	See Note 14 for information on the fair value measurement of our long-term debt.

Annual maturities are scheduled as follows based on the book value as of December 31, 2024.

2025	$0.1
2026	0.1
2027	0.1
2028	497.7
2029	0.0
Thereafter	2,422.6

Total long-term debt	$2,920.6

For those debt securities that have a premium or discount at the time of issuance, we amortize the amount through interest expense based on the maturity date or the first date the holders may require us to repurchase the debt securities, if applicable. A premium would result in a decrease in interest expense, and a discount would result in an increase in interest expense in future periods. Additionally, we have debt issuance costs related to certain financing transactions which are also amortized through interest expense. As of December 31, 2024 and 2023, we had total unamortized debt issuance costs of $23.7 and $22.7, respectively. Our debt securities include covenants that, among other things, limit our liens and the liens of certain of our consolidated subsidiaries, but do not require us to maintain any financial ratios or specified levels of net worth or liquidity.

As of December 31, 2024 and 2023, the estimated fair value of the Company’s long-term debt was $2,702.0 and $2,975.3, respectively. Refer to Note 14 for details.

Debt Transactions

4.200% Senior Notes due 2024

Our 4.200% unsecured senior notes in aggregate principal amount of $250.0 matured on April 15, 2024. We used cash on hand to fund the principal repayment.

Credit Arrangement

We maintain a committed corporate credit facility, originally dated as of July 18, 2008, which has been amended and restated from time to time (the “Credit Agreement”). We use our Credit Agreement to increase our financial flexibility, to provide letters of credit primarily to support obligations of our subsidiaries and to support our commercial paper program. On May 29, 2024, we amended and restated the Credit Agreement. As amended, among other things, the maturity date of the Credit Agreement was extended to May 29, 2029 and the cost structure of the Credit Agreement was changed. The Credit Agreement continues to include a required leverage ratio, of not more than 3.50 to 1.00, among other customary covenants like limitations on our liens and the liens of our consolidated subsidiaries and limitations on the incurrence of subsidiary debt. At the election of the Company, the leverage ratio may be changed to not more than 4.00 to 1.00 for four consecutive quarters, beginning with the fiscal quarter in which there is an occurrence of one or more acquisitions with an aggregate purchase price of at least $200.0.

The Credit Agreement is a revolving facility, under which amounts borrowed by us or any of our subsidiaries designated under the Credit Agreement may be repaid and reborrowed, subject to an aggregate lending limit of $1,500.0, or the equivalent in other currencies. The Company has the ability to increase the commitments under the Credit Agreement from time to time by an additional amount of up to $250.0, provided the Company receives commitments for such increases and satisfies certain other conditions. The aggregate available amount of letters of credit outstanding may decrease or increase, subject to a sublimit on letters of credit of $50.0, or the equivalent in other currencies. Our obligations under the Credit Agreement are unsecured. As of both December 31, 2024 and 2023, there were no borrowings under the Credit Agreement; however, we had $9.3 and $9.5 of letters of credit under the Credit Agreement, which reduced our total availability to $1,490.7 and $1,490.5, respectively. In addition to other customary covenants, we are required to maintain the financial covenant listed below as of the end of each fiscal quarter for the period of four fiscal quarters then ended pursuant to our Credit Agreement. We were in compliance with all of our covenants in the Credit Agreement as of December 31, 2024.

Under the Credit Agreement, we can elect to receive advances bearing interest based on either the Base Rate or the Eurocurrency rate (each as defined in the Credit Agreement) plus an applicable margin that is determined based on our credit ratings. As of December 31, 2024, the applicable margin was 0.125% for Base Rate advances and 1.125% for Eurocurrency Rate borrowings. Letter of credit fees accrue on the average daily aggregate amount of letters of credit outstanding, at a rate equal to the applicable margin for Eurocurrency rate advances, and fronting fees accrue on the aggregate amount of letters of credit outstanding at an annual rate of 0.250%. We also pay a facility fee on each lender’s revolving commitment of 0.125%, which is an annual rate determined based on our credit ratings.

Financial Covenant
Leverage ratio (not greater than): [1]	3.50x

[1]	The leverage ratio is defined as debt as of the last day of such fiscal quarter to EBITDA, as defined in the Credit Agreement, for the four quarters then ended.

Uncommitted Lines of Credit

We also have uncommitted lines of credit with various banks that permit borrowings at variable interest rates and that are primarily used to fund working capital needs. We have guaranteed the repayment of some of these borrowings made by certain subsidiaries. If we lose access to these credit lines, we would have to provide funding directly to some of our operations. As of December 31, 2024 and 2023, the Company had uncommitted lines of credit in an aggregate amount of $769.1 and $780.7, under which we had outstanding borrowings of $40.5 and $34.2 classified as short-term borrowings on our Consolidated Balance Sheets, respectively. The average amounts outstanding during 2024 and 2023 were $44.0 and $47.9, respectively, with weighted-average interest rates of approximately 7.6% and 7.9%, respectively.

Commercial Paper

The Company is authorized to issue unsecured commercial paper up to a maximum aggregate amount outstanding at any time of $1,500.0. Borrowings under the commercial paper program are supported by the Credit Agreement described above. Commercial paper proceeds are used for working capital and general corporate purposes, including the repayment of maturing indebtedness and other short-term liquidity needs. Commercial paper maturities vary but may not exceed 397 days from the date of issue. As of both December 31, 2024 and 2023, there was no commercial paper outstanding. There was no outstanding commercial paper under the program during both 2024 and 2023.

Cash Pooling

We aggregate our domestic cash position on a daily basis. Outside the United States, we use cash pooling arrangements with banks to help manage our liquidity requirements. In these pooling arrangements, several IPG agencies agree with a single bank that the cash balances of any of the agencies with the bank will be subject to a full right of set-off against amounts other agencies owe the bank, and the bank provides for overdrafts as long as the net balance for all agencies does not exceed an agreed-upon level. Typically, each agency pays interest on outstanding overdrafts and receives interest on cash balances. Our Consolidated Balance Sheets reflect cash, net of bank overdrafts, under all of our pooling arrangements, and as of December 31, 2024 and 2023 the amounts netted were $2,132.7 and $2,718.0, respectively.

Note 6: Earnings Per Share

The following sets forth basic and diluted earnings per common share available to IPG common stockholders.

	Years ended December 31,
	2024	2023	2022
Net income available to IPG common stockholders	$689.5	$1,098.4	$938.0
Weighted-average number of common shares outstanding - basic	375.2	384.1	391.5
Dilutive effect of stock options and restricted shares	2.5	1.8	3.6

Weighted-average number of common shares outstanding - diluted	377.7	385.9	395.1

Earnings per share available to IPG common stockholders:
Basic	$1.84	$2.86	$2.40
Diluted	$1.83	$2.85	$2.37

Note 7: Acquisitions

We continue to evaluate strategic opportunities to expand our industry expertise, strengthen our position in high-growth and key strategic geographical markets and industry sectors, advance technological capabilities and improve operational efficiency through both acquisitions and increased ownership interests in current investments. Our acquisitions typically provide for an initial payment at the time of closing and additional contingent purchase price payments based on the future performance of the acquired entity. We have entered into agreements that may require us to purchase additional equity interests in certain consolidated and unconsolidated subsidiaries. The amounts at which we record these transactions in our financial statements are based on estimates of the future financial performance of the acquired entity, the timing of the exercise of these rights, changes in foreign currency exchange rates and other factors.

During 2024, no acquisitions occurred and we did not record any additional goodwill or other intangible assets related to acquisitions.

On December 3, 2024, we entered into a definitive purchase agreement to acquire the outstanding shares of an e-commerce intelligence platform, the transaction is expected to close in the first quarter of 2025 for a cash payment of $50.4, subject to customary closing adjustments.

During 2023, we completed two acquisitions, one of which was included in the IA&C reportable segment, and one of which was included in the SC&E reportable segment. We paid $2.6, net of cash acquired and recorded approximately $11.7 of goodwill and $8.5 of other intangible assets related to the acquisitions.

During 2022, we completed one acquisition, recorded in the MD&E reportable segment. On September 23, 2022, we entered into a definitive purchase agreement to acquire approximately 83.9% of the outstanding shares of RafterOne with options to purchase the remaining outstanding shares. The transaction closed on October 3, 2022, subject to customary closing adjustments. We paid $232.2, net of cash acquired, related to the acquisition. The purpose of the acquisition is to combine the Company’s media, creative, marketing services and analytics capabilities, global scale and consumer insights, with RafterOne’s Salesforce capabilities for commerce, service, data, marketing and customer experience. We recorded approximately $211.7 of goodwill, of which approximately $2.2 was recorded during 2023, and $62.0 of other intangible assets related to the acquisition of RafterOne.

The results of operations of our acquired companies were included in our consolidated results from the closing date of each acquisition. We did not make any payments in stock related to our acquisitions in 2024, 2023 or 2022.

Details of cash paid for current and prior years’ acquisitions are listed below.

	Years ended December 31,
	2024	2023	2022
Cost of investment: current-year acquisitions	$—	$5.8	$235.4
Cost of investment: prior-year acquisitions	9.0	16.6	9.3
Less: net cash acquired	—	3.2	3.2

Total cost of investment	9.0	19.2	241.5
Operating payments [1]	0.3	2.7	9.6

Total cash paid for acquisitions [2]	$9.3	$21.9	$251.1

[1]

Represents cash payments for amounts that have been recognized in operating expenses since the date of acquisition either relating to adjustments to estimates in excess of the initial value of contingent payments recorded or were contingent upon the future employment of the former owners of the acquired companies. Amounts are reflected in the operating section of the Consolidated Statements of Cash Flows.

[2]

Of the total cash paid for acquisitions, $0.0, $6.3 and $232.2 for the years ended December 31, 2024, 2023 and 2022, respectively, are classified under the investing section of the Consolidated Statements of Cash Flows as acquisitions, net of cash acquired. These amounts relate to initial payments for new transactions, as well as adjustments made to upfront payments related to prior year acquisitions. Of the total cash paid for acquisitions, $9.0, $12.9 and $9.3 for the years ended December 31, 2024, 2023 and 2022, respectively, are classified under the financing section of the Consolidated Statements of Cash Flows as acquisition-related payments. These amounts relate to deferred payments and increases in our ownership interest for prior acquisitions.

For companies acquired, we estimate the fair values of the assets and liabilities based on 100% of the business for consolidation. The purchase price in excess of the estimated fair value of the tangible net assets acquired is allocated to identifiable intangible assets and then to goodwill. Due to the characteristics of advertising, specialized marketing and communication services companies, our acquisitions typically do not have significant amounts of tangible assets since the principal assets we acquire are client relationships and talent. As a result, a substantial portion of the purchase price is primarily allocated to customer lists, trade names and goodwill.

For acquisitions, we record deferred payment and redeemable non-controlling interest amounts on our Consolidated Balance Sheets based on their acquisition-date fair value. Deferred payments are recorded on a discounted basis and adjusted quarterly, if necessary, through operating income or net interest expense, depending on the nature of the arrangement, for both changes in estimate and accretion between the acquisition date and the final payment date. See Note 17 for further information on contingent acquisition obligations. Redeemable non-controlling interests are adjusted quarterly, if necessary, to their estimated redemption value, but not less than their initial fair value. Any adjustments to the redemption value impact retained earnings or additional paid in capital, except for foreign currency translation adjustments. The following table presents changes in our redeemable non-controlling interests.

	Years ended December 31,
	2024	2023	2022
Balance at beginning of period	$42.3	$38.3	$15.6
Change in related non-controlling interests balance	1.5	(0.3)	(0.5)
Changes in redemption value of redeemable non-controlling interests:
Additions	2.7	7.4	30.3
Redemptions and other	(6.1)	(0.4)	(9.9)
Redemption value adjustments	5.4	(2.6)	3.0
Currency translation adjustments	(0.2)	(0.1)	(0.2)

Balance at end of period	$45.6	$42.3	$38.3

For all acquisitions, if a portion of the deferred payments and purchases of additional interests after the effective date of purchase are contingent upon employment terms, then that amount is accounted for separately from the business combination and recognized as compensation expense over the required earn-out period. Payments deemed as compensation are excluded from the fair value purchase price allocation to tangible net assets and intangible assets acquired.

Note 8: Supplementary Data

Valuation and Qualifying Accounts - Accounts Receivable, Allowance for Expected Credit Losses

	Years ended December 31,
	2024	2023	2022
Balance at beginning of period	$46.4	$48.6	$68.5
Charges to costs and expenses [1]	1.9	7.2	(5.8)
Adjustments:
Acquisitions/(Dispositions)	2.0	(1.7)	(0.9)
Uncollectible accounts written off	(11.4)	(7.8)	(12.8)
Recoveries	0.1	0.1	1.9
Foreign currency translation adjustments	(2.0)	—	(2.3)

Balance at end of period	$37.0	$46.4	$48.6

[1]	Includes reversals of our allowance for credit losses as a result of improved credit outlook over the course of the COVID-19 pandemic for the year ended December 31, 2022.

Property and Equipment

	December 31,
	2024	2023
Furniture and equipment	$581.9	$632.8
Leasehold improvements	501.8	507.0
Internal-use computer software	603.2	585.1
Land and buildings	138.0	136.7

Gross property and equipment	1,824.9	1,861.6
Less: accumulated depreciation and amortization	(1,258.1)	(1,224.9)

Total property and equipment, net	$566.8	$636.7

Total depreciation and amortization expense, which excludes the amortization of acquired intangibles, for property and equipment for the years ended December 31, 2024, 2023 and 2022 was $177.1, $180.3 and $189.3, respectively.

Accrued Liabilities

The following table presents the components of accrued liabilities.

	December 31,
	2024	2023
Salaries, benefits and related expenses	$432.1	$507.5
Income taxes payable	80.3	56.8
Interest	37.5	40.2
Office and related expenses	18.7	22.3
Acquisition obligations	5.3	2.9
Restructuring charges	0.4	0.6
Other	87.3	75.5

Total accrued liabilities	$661.6	$705.8

Other (Expense) Income, Net

Results of operations include certain items that are not directly associated with our revenue-producing operations.

	Years ended December 31,
	2024	2023	2022
Net gains/(losses) on sales of businesses	$(64.2)	$17.9	$(11.3)
Other	(11.7)	(7.7)	10.3

Total other (expense) income, net	$(75.9)	$10.2	$(1.0)

Net gains/(losses) on sales of businesses - During 2024, 2023 and 2022, the amounts recognized were related to sales of businesses and the classification of certain assets and liabilities, consisting primarily of goodwill, accounts receivable and accounts payable, as held for sale within our MD&E, IA&C, and SC&E reportable segments. The businesses held for sale as of year-end primarily represent unprofitable, non-strategic agencies which are expected to be sold within the next twelve months. During 2024, the amounts recognized were primarily related to two digital specialist agencies within our MD&E segment classified as held for sale during the third quarter of 2024. The sale of one of these businesses closed in the fourth quarter of 2024 and the sale of the other is expected to close in the first half of 2025. The sales of businesses and the classification of certain assets and liabilities as held for sale included cash, net of proceeds, of $7.9, $58.7 and $(22.4) for the years ended 2024, 2023 and 2022, respectively, which is classified within the Proceeds from sale of businesses, net of cash sold line in our Consolidated Statements of Cash Flows in Item 8, Financial Statements and Supplementary Data.

Other - During 2024, the majority of the amounts recognized were primarily related to pension and postretirement costs. During 2023, the majority of the amounts recognized were primarily related to pension and postretirement costs. During 2022, the majority of the amounts recognized were primarily related to a cash gain from the sale of an equity investment, partially offset by a non-cash loss related to the deconsolidation of a previously consolidated entity in which we maintain an equity interest.

Held for Sale

Long-lived assets (disposal group) to be sold are classified as held for sale in the period which all criteria are met. The Company measures assets (disposal group) held for sale at the lower of their carrying value or fair value less cost to sell.

During the third quarter of 2024, management determined that the assets and liabilities of R/GA, one of our digital specialist agencies within our MD&E segment, met the criteria to be presented as held for sale. The planned disposal is expected to be completed within twelve months of designation and does not constitute a strategic shift of the Company’s operations and therefore does not meet the discontinued operations criteria.

The Company recorded a loss within net losses on sales of businesses, included in Other (expense) income, net, upon classification as held for sale for the disposal group to adjust its carrying value to fair value less cost to sell. This is presented as a valuation allowance of $71.1 on the group of assets held for sale, without allocation to the individual assets or major classes of assets within the group. Any differences due to changes in fair values less costs to sell or carrying values for the disposal group will be recognized as a gain or loss in future financial statements. See further discussion below in the “Goodwill” section within Note 9.

The following table sets provides a reconciliation of the carrying amounts of major classes of assets and liabilities held for sale, respectively, to the amounts presented in the Company’s consolidated balance sheets as of December 31, 2024.

December 31, 2024
ASSETS:
Cash and cash equivalents	$2.1
Accounts receivable	21.0
Accounts receivable, billable to clients	7.9
Goodwill and other intangibles	78.9
Property and equipment, net	8.2
Operating lease right-of-use assets	1.7
Other assets	2.7

Total assets	122.5
Valuation allowance	(71.1)

TOTAL ASSETS HELD FOR SALE	$51.4

LIABILITIES:
Accounts payable	$18.0
Accrued liabilities	4.2
Other liabilities	1.3

TOTAL LIABILITIES HELD FOR SALE	$23.5

NET ASSETS HELD FOR SALE	$27.9

Share Repurchase Programs

On February 10, 2022, our Board of Directors (the “Board”) reauthorized a program to repurchase, from time to time, up to $400.0 of our common stock.

On February 8, 2023, the Board authorized a share repurchase program to repurchase from time to time up to $350.0, excluding fees, of our common stock, which was in addition to any amounts remaining under the 2022 share repurchase program.

On February 7, 2024, the Board authorized a share repurchase program to repurchase from time to time up to $320.0, excluding fees, of our common stock, which was in addition to any amounts remaining under the 2023 share repurchase program.

On February 11, 2025, the Board authorized a share repurchase program to repurchase from time to time up to $155.0, excluding fees, of our common stock, which was in addition to any amounts remaining under the 2024 share repurchase program.

We may effect such repurchases through open market purchases, trading plans established in accordance with U.S. Securities and Exchange Commission (“SEC”) rules, derivative transactions or other means. The timing and amount of repurchases in future periods will depend on market conditions and other funding requirements.

The following table presents our share repurchase activity under our share repurchase programs for the year ended December 31, 2024, 2023 and 2022.

	Years ended December 31,
	2024	2023	2022
Number of shares repurchased	7.3	10.4	10.3
Aggregate cost, including fees[1]	$230.1	$350.2	$320.1
Average price per share, including fees	$31.40	$33.64	$31.01

1.	The amount for twelve months ended December 31, 2024 and 2023 excludes $1.9 and $2.5 of estimated excise tax on net share repurchases, respectfully.

We fully utilized the 2022 and 2023 share repurchase programs during the second quarter of 2023 and 2024, respectively. As of December 31, 2024, $170.1, excluding fees, remains available for repurchase under the 2024 share repurchase program. There are no expiration dates associated with the share repurchase programs.

Supplemental Cash Flow Information

	Years ended December 31,
	2024	2023	2022
Cash paid for interest	$231.0	$221.6	$171.1
Changes in operating lease right-of-use assets and lease liabilities [1]	(42.2)	(32.4)	55.1
Cash paid for income taxes, net of refunds [2]	336.1	320.3	255.7

[1]

For the year ended December 31, 2024, comprised of the impairments of operating lease right-of-use asset of ($5.7) classified in Non-cash restructuring charges, offset by $36.5 net cash outflow, classified in Other non-current assets and liabilities in our Consolidated Statements of Cash Flows. For the year ended December 31, 2023, comprised of the impairments of operating lease right-of-use asset of ($1.2), classified in Non-cash restructuring charges, offset by $31.2 net cash outflow, classified in Other non-current assets and liabilities in our Consolidated Statements of Cash Flows. For the year ended December 31, 2022, comprised of the impairments of operating lease right-of-use asset of $85.4, classified in Non-cash restructuring charges offset by $30.3 net cash outflow, classified in Other non-current assets and liabilities in our Consolidated Statements of Cash Flows.

[2]	Refunds of $53.0, $40.1 and $35.7 were received for the years ended December 31, 2024, 2023 and 2022, respectively.

Note 9: Goodwill and Other Intangible Assets

Goodwill

Goodwill is the excess purchase price remaining from an acquisition after an allocation of purchase price has been made to identifiable assets acquired and liabilities assumed based on estimated fair values. The Company transferred certain agencies between operating segments as of January 1, 2023 and January 1, 2024, respectively, which resulted in certain changes to our reporting units and reportable segments. We have allocated goodwill to our reporting units using a relative fair value approach. In addition, we completed an assessment of any potential goodwill impairment for all reporting units immediately prior and subsequent to the reallocations and determined that no impairment existed.

The changes in the carrying value of goodwill for our reportable segments, MD&E, IA&C and SC&E, for the years ended December 31, 2024 and 2023 are listed below.

	MD&E	IA&C	SC&E	Total 1
Balance as of December 31, 2022	$2,487.6	$1,878.6	$684.4	$5,050.6
Goodwill Reallocation	180.6	(180.6)	—	—

Balance as of January 1, 2023	$2,668.2	$1,698.0	$684.4	$5,050.6

Acquisitions/(Dispositions)	2.2	10.7	(9.8)	3.1
Foreign currency and other	7.1	14.5	5.6	27.2

Balance as of December 31, 2023	$2,677.5	$1,723.2	$680.2	$5,080.9

Goodwill Reallocation	13.3	(13.3)	—	—

Balance as of January 1, 2024	$2,690.8	$1,709.9	$680.2	$5,080.9

Impairment of goodwill [1]	(232.1)	—	—	(232.1)
(Dispositions)/Acquisitions [2]	(116.5)	(1.2)	0.1	(117.6)
Foreign currency and other	(9.4)	(26.9)	(5.5)	(41.8)

Balance as of December 31, 2024 [3]	$2,332.8	$1,681.8	$674.8	$4,689.4

[1]	The amounts for our MD&E segment includes impairment of $24.9 related to a disposal group.
[2]

The amounts for the year ended December 31, 2024 within our MD&E segment represents goodwill allocated to businesses which were held for sale as of the third quarter of 2024. The sale of one of these businesses closed in the fourth quarter of 2024.

[3]

The goodwill balances at December 31, 2024 includes $207.2 of accumulated impairment related to the MD&E reportable segment. The accumulated impairment relates to impairment charges recorded during the third quarter of 2024.

Q3 2024 Interim Goodwill Test

During the third quarter of 2024, we concluded that declines in the forecasted performance of one of our reporting units included within our MD&E segment, combined with the classification of R/GA and Huge, which comprised a significant portion of the reporting unit, as held for sale was a triggering event which required a goodwill impairment assessment. As of August 31, 2024, we performed a pre-classification goodwill impairment test and determined that the carrying value of the reporting unit exceeded its fair value, and therefore, goodwill of the reporting unit was impaired. The Company completed an analysis to allocate goodwill to the remaining reporting unit, R/GA and Huge using a relative fair value approach. Additionally, we performed a post-classification goodwill impairment test on R/GA and Huge, as well as an impairment test of the businesses remaining within the reporting unit. We determined that the carrying value of one disposal group exceeded its fair value and goodwill was impaired. As a result of both the pre-classification and post-classification impairment tests, the Company recorded non-cash goodwill impairment charges of $232.1. We concluded that the fair value of the remaining reporting unit exceeded its carrying value and the remaining reporting unit was not impaired.

The fair value of both the reporting unit pre-classification and the fair values of the disposal groups and the remaining reporting unit that is in our ongoing operations for which we performed the quantitative interim impairment tests were estimated using a combination of the income approach, which incorporates the use of the discounted cash flow method, and the market approach, which incorporates the use of earnings and revenue multiples based on market data. We generally apply an equal weighting to the income and market approaches for our quantitative impairment test analysis, although higher weighting was given to the market approach for determining the fair value of disposal groups. For the income approach, we used projections, which require the use of significant estimates and assumptions specific to the reporting unit as well as those based on general economic conditions. Factors specific to the reporting unit and disposal groups include revenue growth, profit margins, terminal value growth rates, capital expenditures projections, assumed tax rates, discount rates and other assumptions deemed reasonable by management. For the market approach, we used judgment in identifying the relevant comparable-company market multiples. Additionally, our determination of the market approach for the disposal groups also considered ranges of initial offers received as part of the sale process.

The discount rate used for the reporting unit and disposal groups is influenced by general market conditions as well as factors specific to the reporting unit. For the interim impairment tests of goodwill, the discount rates used ranged from 14.5% to 22.0%, and the terminal value growth rates were 2.5% and 3.0%. The terminal value growth rates represent the expected long-term growth rates. The revenue growth rates utilized in the interim impairment tests were between (2.0%) and 6.0%. Factors influencing the revenue growth rates include the nature of the services the reporting unit and disposal groups provide for its clients, the geographic locations in which the reporting unit and disposal groups conduct business and the maturity of the reporting units and disposal groups. We believe that the estimates and assumptions we made are reasonable, but they are susceptible to change from period to period. Actual results of operations, cash flows and other factors will likely differ from the estimates used in our valuation, and it is possible that differences and changes could be material. A deterioration in profitability, adverse market conditions, significant client losses, changes in spending levels of our existing clients or a different economic outlook than currently estimated by management could have a significant impact on the estimated fair value of our reporting unit and could result in an impairment charge in the future.

See Note 1 for information regarding our annual impairment testing methodology.

Other Intangible Assets

Other intangible assets primarily consist of customer lists and know-how and technology, which have definite lives and are subject to amortization on a straight-line basis with estimated useful lives generally between 10 and 15 years, as well as trade names which have both indefinite and definite lives which are subject to amortization on a straight-line basis with estimated useful lives of 15 years. Amortization expense for other intangible assets for the years ended December 31, 2024, 2023 and 2022 was $81.8, $84.0 and $84.7, respectively. There were no material impairment charges on other intangibles for the years ended December 31, 2024, 2023 and 2022. During 2024 there were no other intangible assets related to our acquisitions, and during 2023 we recorded approximately $8.5 of other intangible assets related to our acquisitions.

The following table provides a summary of other intangible assets, which are included in our Consolidated Balance Sheets.

	December 31,
	2024			2023
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Customer lists	$872.9	$(474.0)	$398.9	$882.1	$(431.6)	$450.5
Know-how and technology	239.2	(166.4)	72.8	239.5	(138.9)	100.6
Trade names	225.5	(48.1)	177.4	227.3	(45.7)	181.6
Other	16.1	(5.3)	10.8	16.2	(5.3)	10.9

Total [1]	$1,353.7	$(693.8)	$659.9	$1,365.1	$(621.5)	$743.6

[1]

Total gross amount includes indefinite-lived intangible assets not subject to amortization of $165.3 and $165.7 in the years ended December 31, 2024 and 2023, respectively, which primarily consist of trade names.

The estimated annual amortization expense for other intangible assets for the next five years as of December 31, 2024 is listed below.

	2025	2026	2027	2028	2029
Estimated amortization expense	$80.9	$78.0	$68.6	$51.3	$50.8

Note 10: Income Taxes

The components of income before income taxes are listed below.

	Years ended December 31,
	2024	2023	2022
Domestic	$529.1	$846.7	$707.4
Foreign	520.0	561.3	561.5

Total	$1,049.1	$1,408.0	$1,268.9

The provision for income taxes is listed below.

	Years ended December 31,
	2024	2023	2022
U.S. federal income taxes (including foreign withholding taxes):
Current	$154.5	$97.6	$168.0
Deferred	(35.8)	(16.2)	(34.9)

	$118.7	$81.4	$133.1

State and local income taxes:
Current	$42.3	$40.4	$40.4
Deferred	5.3	4.3	(5.3)

	$47.6	$44.7	$35.1

Foreign income taxes:
Current	$165.2	$148.1	$137.0
Deferred	2.4	17.0	13.2

	$167.6	$165.1	$150.2

Total	$333.9	$291.2	$318.4

A reconciliation of the effective income tax rate as reflected in our Consolidated Statements of Operations to the U.S. federal statutory income tax rate is listed below.

	Years ended December 31,
	2024	2023	2022
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
Income tax provision at U.S. federal statutory rate	$220.3	$295.7	$266.5
State and local income taxes, net of U.S. federal income tax benefit	37.6	35.3	27.7
Impact of foreign operations, including withholding taxes	44.0	51.4	37.9
U.S. tax incentives	(23.2)	(24.4)	(23.0)
Change in net valuation allowance [1]	5.8	(2.5)	8.0
Impairment of goodwill	31.3	—	—
Divestitures	16.4	0.5	1.1
(Decrease)/Increase in unrecognized tax benefits	1.8	(61.1)	3.5
Other	(0.1)	(3.7)	(3.3)

Provision for income taxes	$333.9	$291.2	$318.4

Effective income tax rate on operations	31.8%	20.7%	25.1%

[1]	Reflects changes in valuation allowances that impacted the effective income tax rate for each year presented.

In 2024, our effective income tax rate of 31.8% was negatively impacted by the net tax expense on entities classified as held for sale, a reduced tax benefit on impairment of goodwill, and by losses in certain foreign jurisdictions where we receive no tax benefit due to 100% valuation allowances. Our income tax expense was positively impacted by the reversal of reserves resulting from the lapse of statute for the 2020 federal tax year and the settlement of the 2017 through 2019 New York State income tax audit.

The OECD’s global tax reform initiative (known as Pillar 2) is aimed at ensuring multinational enterprises pay a minimum level of tax in all countries in which they operate, beginning with 2024. The adoption of these guidelines did not have a material impact on our current and deferred tax positions in 2024.

In 2023, our effective income tax rate of 20.7% was positively impacted by a benefit of $64.2 related to the settlement of the 2017 and 2018 U.S. Federal income tax audit. The effective rate also benefited from the net release of previously recorded reserves for various other tax contingencies, and the excess tax benefits on employee share-based payments, the majority of which were recognized in the first quarter due to the timing of the vesting of awards.

In 2022, our effective income tax rate of 25.1% was adversely impacted by the establishment of net valuation allowances primarily in Continental Europe, and by net losses on sales of businesses and the classification of certain assets as held for sale for which we received minimal tax benefit. This was partially offset by excess tax benefits on employee share-based payments, the majority of which were recognized in the first quarter due to the timing of the vesting of awards and by the release of previously recorded reserves for tax contingencies.

The components of deferred tax assets and liabilities are listed below.

	December 31,
	2024	2023
Postretirement/post-employment benefits	$12.2	$15.5
Deferred compensation	61.4	65.1
Pension costs	5.6	0.4
Interest	16.5	18.1
Accruals and reserves	39.6	37.0
Allowance for credit losses	9.1	11.3
Basis differences in fixed assets	121.3	72.6
Operating lease liabilities	288.9	322.7
Tax loss/tax credit carry forwards	244.2	260.4
Other	65.5	71.1

Deferred tax assets	864.3	874.2
Valuation allowance for deferred tax assets	(173.1)	(162.5)
Net deferred tax assets	$691.2	$711.7
Basis differences in fixed assets	$—	$—
Basis differences in intangible assets	(386.5)	(395.3)
Operating lease right-of-use assets	(229.6)	(252.8)
Prepaid expenses	(8.5)	(11.4)
Deferred revenue	(1.8)	(1.8)
Unremitted foreign earnings	(6.7)	(7.0)

Deferred tax liabilities	(633.1)	(668.3)

Total net deferred tax assets[1]	$58.1	$43.4

[1]

As of December 31, 2024 and 2023, deferred tax assets of $249.2 and $265.0, respectively, and deferred tax liabilities of $191.1 and $221.6, respectively, were separately included in our Consolidated Balance Sheet under Deferred income taxes and Other non-current liabilities.

We evaluate the realizability of our deferred tax assets on a quarterly basis. The realization of our deferred tax assets is primarily dependent on future earnings. The amount of the deferred tax assets considered realizable could be reduced or increased in the near future if estimates of future taxable income are lower or greater than anticipated. A valuation allowance is established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. In circumstances where there is negative evidence, establishment of a valuation allowance is considered. The factors used in assessing valuation allowances include all available evidence, such as past operating results, estimates of future taxable income and the feasibility of tax planning strategies. We believe that cumulative losses in the most recent three-year period represent significant negative evidence, and as a result, we determined that certain of our deferred tax assets required the establishment of a valuation allowance. The deferred tax assets for which an allowance was recognized relate primarily to state and foreign tax loss carryforwards.

The change in the valuation allowance is listed below.

	Years ended December 31,
	2024	2023	2022
Balance at beginning of period	$162.5	$145.8	$146.0
Charged (reversed) to costs and expenses	16.8	13.8	8.9
Charged to gross tax assets and other accounts [1]	5.1	(2.1)	0.6
Foreign currency translation	(11.3)	5.0	(9.7)

Balance at end of period	$173.1	$162.5	$145.8

[1]	Primarily represents changes to the valuation allowance related to the change of a corresponding deferred tax asset.

In 2024, 2023, and 2022, amounts recorded and reversed to costs and expenses primarily related to increases and decreases in valuation allowances in Asia Pacific, Continental Europe and North America for existing deferred tax assets.

As of December 31, 2024, there were $872.9 of loss carryforwards. These loss carryforwards were all non-U.S. tax loss carryforwards, of which $772.0 have unlimited carryforward periods and $100.9 have expiration periods from 2025 to 2043. As of December 31, 2024, the Company also had $19.8 in deferred tax assets for state net operating loss carryforwards and tax credit carryforwards, which will expire between 2025 and 2045.

As of December 31, 2024 and 2023, we had $1,823.9 and $1,633.6, respectively, of undistributed earnings attributable to foreign subsidiaries. The Company has historically asserted that its unremitted foreign earnings are permanently reinvested, and therefore has not recorded any deferred taxes on such amounts. It is not practicable to determine the deferred tax on these undistributed earnings because such liability, if any, is dependent on circumstances that exist if and when a remittance occurs, including the source location and amount of the distribution and foreign withholding taxes.

The table below summarizes the activity related to our unrecognized tax benefits.

	Years ended December 31,
	2024	2023	2022
Balance at beginning of period	$291.0	$283.5	$262.6
Increases as a result of tax positions taken during a prior year	11.1	50.9	4.9
Decreases as a result of tax positions taken during a prior year	(34.4)	(68.2)	(10.1)
Settlements with taxing authorities	(3.3)	(5.8)	(0.7)
Lapse of statutes of limitation	(16.3)	(11.4)	(6.4)
Increases as a result of tax positions taken during the current year	57.7	42.0	33.2

Balance at end of period	$305.8	$291.0	$283.5

Included in the total amount of unrecognized tax benefits of $305.8 as of December 31, 2024, is $271.7 of tax benefits that, if recognized, would impact the effective income tax rate. The total amount of accrued interest and penalties as of December 31, 2024 and 2023 is $49.3 and $38.5, respectively, of which expenses of $10.8 and $2.5 are included in our 2024 and 2023 Consolidated Statements of Operations, respectively. In accordance with our accounting policy, interest and penalties accrued on unrecognized tax benefits are classified as income taxes in our Consolidated Statements of Operations.

We have various tax years under examination by tax authorities in the U.S., in various countries, and in various states and localities, such as New York City, in which we have significant business operations. It is not yet known whether these examinations will, in the aggregate, result in our paying additional taxes. We believe our tax reserves are adequate in relation to the potential for additional assessments in each of the jurisdictions in which we are subject to taxation. We regularly assess the likelihood of additional tax assessments in those jurisdictions and, if necessary, adjust our reserves as additional information or events require.

With respect to all tax years open to examination by U.S. federal, various state and local, and non-U.S. tax authorities, we currently anticipate that total unrecognized tax benefits will decrease by an amount between $95.0 and $105.0 in the next twelve months, a portion of which will affect our effective income tax rate, primarily as a result of the settlement of tax examinations and the lapsing of statutes of limitations. This net decrease is related to various items of income and expense, primarily transfer pricing adjustments.

We are effectively settled with respect to U.S. federal income tax audits through 2020. With limited exceptions, we are no longer subject to state and local income tax audits for years prior to 2015 or non-U.S. income tax audits for years prior to 2011.

Note 11: Accumulated Other Comprehensive Loss, Net of Tax

The following table presents the changes in accumulated other comprehensive loss, net of tax, by component.

	Foreign Currency Translation Adjustments	Derivative Instruments	Defined Benefit Pension and Other Postretirement Plans	Total
Balance as of December 31, 2022	$(849.1)	$35.0	$(179.6)	$(993.7)
Other comprehensive income (loss) before reclassifications	59.5	0.4	(15.8)	44.1
Amount reclassified from accumulated other comprehensive loss, net of tax	0.5	(1.9)	4.8	3.4

Balance as of December 31, 2023	$(789.1)	$33.5	$(190.6)	$(946.2)

Other comprehensive loss before reclassifications	(151.9)	—	(17.2)	(169.1)
Amount reclassified from accumulated other comprehensive loss, net of tax	0.2	(2.8)	5.3	2.7

Balance as of December 31, 2024	$(940.8)	$30.7	$(202.5)	$(1,112.6)

Amounts reclassified from accumulated other comprehensive loss, net of tax, for the years ended December 31, 2024, 2023 and 2022 are as follows:

	Years ended December 31,			Affected Line Item in the Consolidated Statements of Operations
	2024	2023	2022
Foreign currency translation adjustments [1]	$0.2	$0.5	$4.3	Other (expense) income, net
Net (gain) loss on derivative instruments	(3.8)	(2.6)	(1.4)	Other income (expense), net, Interest Expense
Amortization of defined benefit pension and postretirement plans items	7.2	6.5	6.3	Other (expense) income, net
Tax effect	(0.9)	(1.0)	(1.1)	Provision for income taxes

Total amount reclassified from accumulated other comprehensive loss, net of tax	$2.7	$3.4	$8.1

[1]	These foreign currency translation adjustments are primarily a result of the sales of businesses.

Note 12: Restructuring Charges

Restructuring Charges

	Years ended December 31,
	2024[1]	2023[1]	2022[2]
Severance and termination costs	$0.0	$0.4	$(0.1)
Lease restructuring costs	(5.7)	(1.2)	85.4
Other restructuring costs	0.7	0.9	17.1

Total restructuring charges	$(5.0)	$0.1	$102.4

[1]	The amounts for the years ended December 31, 2024, and 2023 represent adjustments to the 2022 Real Estate Actions, as well as adjustments to the actions taken in 2020.
[2]

The amounts for the year ended December 31, 2022 represent 2022 Real Estate Actions, as well as adjustments to the actions taken in 2020. The 2022 Real Estate Actions did not include any severance and termination costs.

Lease and Other restructuring costs include impairments of operating lease right-of-use assets and associated leasehold improvements, furniture and asset retirement obligations. Lease impairments were calculated based on estimated fair values using market participant assumptions including forecasted net discounted cash flows related to the operating lease right-of-use assets.

2022 Real Estate Actions

In the fourth quarter of 2022, the Company took Real Estate Actions related to new real estate exits and lease terminations to further optimize the real estate footprint supporting our office-home hybrid service model in a post-pandemic economy. All included opportunities for further efficiencies as a result of the current working environment were identified and completed during the fourth quarter of 2022.

These Real Estate Actions, taken during the fourth quarter of 2022, reduced our occupied global real estate footprint by approximately 6.7% or 500,000 square feet. All restructuring actions were identified and initiated in 2022, with all actions completed by the end of the fourth quarter of 2022.

A summary of the restructuring activities related to the 2022 Real Estate Actions as of the year ended December 31, 2024 is as follows:

	Liability at December 31, 2023	2022 Real Estate Actions
		Restructuring Expense	Non-Cash Items	Cash Payments	Liability at December 31, 2024
Lease impairment costs	$0.0	$(2.5)	$(2.5)	$0.0	$0.0
Other restructuring costs	0.0	0.7	0.7	0.0	0.0

Total	$0.0	$(1.8)	$(1.8)	$0.0	$0.0

A summary of the restructuring activities related to the 2022 Real Estate Actions as of the year ended December 31, 2023 is as follows:

		2022 Real Estate Actions
	Liability at December 31, 2022	Restructuring Expense	Non-Cash Items	Cash Payments	Liability at December 31, 2023
Lease impairment costs	$0.0	$(0.9)	$(0.9)	$0.0	$0.0
Other restructuring costs	0.0	0.8	0.2	0.6	0.0

Total	$0.0	$(0.1)	$(0.7)	$0.6	$0.0

A summary of the restructuring activities related to the 2022 Real Estate Actions as of the year ended December 31, 2022 is as follows:

	2022 Real Estate Actions
	Restructuring Expense	Non-Cash Items	Cash Payments	Liability at December 31, 2022
Lease impairment costs	$84.4	$84.4	$0.0	$0.0
Other restructuring costs	14.2	13.5	0.7	0.0

Total	$98.6	$97.9	$0.7	$0.0

A summary of the restructuring activities related to the 2022 Real Estate Actions by segment is as follows:

	Years ended December 31,
	2024	2023	2022
Restructuring charges:
MD&E	$0.3	$(1.0)	$69.0
IA&C	(2.1)	(0.3)	21.0
SC&E	0.0	1.1	8.0
Corporate and other	0.0	0.1	0.6

Total	$(1.8)	$(0.1)	$98.6

Non cash lease impairment costs:
MD&E	$0.2	$(1.0)	$54.3
IA&C	(2.7)	(0.5)	22.3
SC&E	0.0	0.4	7.0
Corporate and other	0.0	0.2	0.8

Total	$(2.5)	$(0.9)	$84.4

2020 Restructuring Plan

Beginning in the second quarter of 2020, the Company took restructuring actions to lower its operating expenses structurally and permanently relative to revenue and to accelerate the transformation of our business (the “2020 Plan”).

All restructuring actions were identified and initiated in 2020, with all actions completed by the end of the fourth quarter of 2020 and were based on our experience and learning in the COVID-19 pandemic and a resulting review of our operations to address certain operating expenses such as occupancy expense and salaries and related expenses.

A summary of the restructuring activities related to the 2020 Plan as of the year ended December 31, 2024 is as follows:

	2020 Plan
	Liability at December 31, 2023	Restructuring Expense	Non-Cash Items	Cash Payments	Liability at December 31, 2024
Severance and termination costs	$0.6	$0.0	$0.0	$0.2	$0.4
Lease impairment costs	0.0	(3.2)	(3.2)	0.0	0.0
Other restructuring costs	0.0	0.0	0.0	0.0	0.0

Total	$0.6	$(3.2)	$(3.2)	$0.2	$0.4

A summary of the restructuring activities related to the 2020 Plan as of the year ended December 31, 2023 is as follows:

	2020 Plan
	Liability at December 31, 2022	Restructuring Expense	Non-Cash Items	Cash Payments	Liability at December 31, 2023
Severance and termination costs	$2.3	$0.4	$0.0	$2.1	$0.6
Lease impairment costs	0.0	(0.3)	(0.3)	0.0	0.0
Other restructuring costs	0.0	0.1	0.1	0.0	0.0

Total	$2.3	$0.2	$(0.2)	$2.1	$0.6

A summary of the restructuring activities related to the 2020 Plan as of the year ended December 31, 2022 is as follows:

	2020 Plan
	Liability at December 31, 2021	Restructuring Expense	Non-Cash Items	Cash Payments	Liability at December 31, 2022
Severance and termination costs	$9.4	$(0.1)	$0.0	$7.0	$2.3
Lease impairment costs	0.0	1.0	1.0	0.0	0.0
Other restructuring costs	0.0	2.9	2.9	0.0	0.0

Total	$9.4	$3.8	$3.9	$7.0	$2.3

A summary of the restructuring activities related to the 2020 Plan by segment is as follows:

	Years ended December 31,
	2024	2023	2022
Restructuring charges:
MD&E	$0.5	$(0.3)	$0.1
IA&C	(0.2)	0.5	7.7
SC&E	0.3	0.0	(4.2)
Corporate and other	(3.8)	0.0	0.2

Total	$(3.2)	$0.2	$3.8

Non cash lease impairment costs:
MD&E	$0.4	$(0.3)	$0.0
IA&C	0.0	0.0	7.0
SC&E	0.3	0.0	(5.9)
Corporate and other	(3.9)	0.0	(0.1)

Total	$(3.2)	$(0.3)	$1.0

Note 13: Incentive Compensation Plans

2019 Performance Incentive Plan

We issue stock-based compensation and cash awards to our employees under various plans established by the Compensation and Leadership Talent Committee of the Board of Directors (the “Compensation Committee”) and approved by our shareholders. In May 2019, our shareholders approved the 2019 Performance Incentive Plan (the “2019 PIP”), replacing the 2014 Performance Incentive Plan (the “2014 PIP”) and previous incentive plans. The number of shares of common stock initially available for grants of all equity awards under the 2019 PIP is 27.0. Pursuant to the terms of the 2019 PIP, the number of shares that may be awarded to any one participant for any stock based awards is limited to 2.0. The vesting period of awards granted is generally commensurate with the requisite service period. We generally issue new shares to satisfy the exercise of stock options or the distribution of other stock-based awards.

Additionally, under the 2019 PIP, we have the ability to issue performance cash awards. The performance cash awards are granted to certain employees who otherwise would have been eligible to receive performance-based stock awards. These awards have a service period vesting condition and a performance vesting condition. The amount of the performance cash award received by an employee with a performance vesting condition can range from 0% to 300% of the target amount of the original grant value, except for Executive Officers of IPG, with a range of 0% to 200%. Performance cash awards generally vest in three years. The Compensation Committee may grant performance cash awards to any eligible employee; however, no employee can receive more than $10.0 during a performance period.

The amounts of stock-based compensation expense as reflected in salaries and related expenses in our Consolidated Statements of Operations, and the related tax benefit, are listed below.

	Years ended December 31,
	2024	2023	2022
Stock-settled awards	$36.7	$27.8	$26.3
Cash-settled awards	0.8	0.3	0.3
Performance-based awards	28.1	18.9	23.7
Stock Options	0.0	0.3	0.3
Employee stock purchase plan	2.6	2.9	3.1
Other [1]	3.0	2.7	2.0

Stock-based compensation expense	$71.2	$52.9	$55.7
Tax benefit	$17.0	$12.5	$13.1

[1]	Represents charges recorded for severance expense related to stock-based compensation awards.

Stock Options

Stock options are granted with the exercise price equal to the fair market value of our common stock on the grant date. We use the Black-Scholes option-pricing model to estimate the fair value of options granted, which requires the input of subjective assumptions including the option’s expected term and the price volatility of the underlying stock. They are generally first exercisable between two and four years from the grant date and expire ten years after the grant date (or earlier in the case of certain terminations of employment). There were no stock options granted during the year ended December 31, 2024, no stock options granted during the year ended December 31, 2023 and no stock options granted during the year ended December 31, 2022.

The following table summarizes our stock option activity during 2024.

	Options	Weighted- Average Exercise Price (per option)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Stock options outstanding as of January 1, 2024	0.3	$23.33
Granted	0.0	0.0
Exercised	0.0	$—

Stock options outstanding as of December 31, 2024	0.3	$23.33	6.0	$1.2

There were no stock options exercised in 2024, 2023, and 2022.

Stock-Based Compensation

We grant other stock-based compensation awards such as stock-settled awards, cash-settled awards and performance-based awards (settled in cash or shares) to certain key employees. The number of shares or units received by an employee for performance-based awards depends on Company performance against specific performance targets and could range from 0% to 300% of the target amount of shares originally granted, except for Executive Officers of IPG, with a range of 0% to 200%. Incentive awards are subject to certain restrictions and vesting requirements as determined by the Compensation Committee. The fair value of the shares on the grant date is amortized over the vesting period, which is generally three years. Upon completion of the vesting period for cash-settled awards, the grantee is entitled to receive a payment in cash based on the fair market value of the corresponding number of shares of common stock. No monetary consideration is paid by a recipient for any incentive award. The fair value of cash-settled awards is adjusted each quarter based on our share price. The holders of certain stock-settled awards have the right to receive dividends. Dividends declared on common stock are accrued during the vesting period and paid when the award vests. The holders of performance-based awards have no ownership interest in the underlying shares of common stock until the awards vest and the shares of common stock are issued.

Stock-based compensation awards expected to be settled in cash have been classified as liabilities in our Consolidated Balance Sheets as of December 31, 2024 and 2023.

	Years ended December 31,
	2024	2023	2022
Stock-Settled Awards:
Awards granted	1.4	1.4	1.3
Weighted-average grant-date fair value (per award)	$31.39	$35.54	$36.36
Total fair value of vested awards distributed	$20.6	$60.8	$59.7
Cash-Settled Awards:
Awards granted	0.1	0.0	0.0
Weighted-average grant-date fair value (per award)	$31.40	$35.71	$36.53
Total fair value of vested awards distributed	$—	$0.8	$0.8
Performance-Based Awards:
Awards granted	2.8	2.1	1.6
Weighted-average grant-date fair value (per award)	$27.53	$26.31	$29.95
Total fair value of vested awards distributed	$9.4	$84.8	$54.5

In conjunction with common stock dividends declared in 2024 and 2023, we accrued dividends of $3.7 and $3.0, respectively, on non-vested stock-settled and cash-settled awards and paid dividends of $2.1 and $5.3 for stock-settled and cash-settled awards that vested during 2024 and 2023, respectively.

A summary of the activity of our non-vested stock-settled awards, cash-settled awards and performance-based awards during 2024 is presented below (performance-based awards are shown at 100% of the shares originally granted).

	Stock-Settled Awards		Cash-Settled Awards		Performance-Based Awards
	Awards	Weighted- Average Grant- Date Fair Value (per award)	Awards	Weighted- Average Grant- Date Fair Value (per award)	Awards	Weighted- Average Grant-Date Fair Value (per award)
Non-vested as of January 1, 2024	2.9	$34.20	0.0	$36.05	2.3	$32.09
Reinstated	0.0	36.31	0.0	0.0	0.1	32.96
Granted	1.4	31.39	0.1	31.40	2.8	27.53
Vested	(0.6)	27.82	0.0	0.0	(0.3)	23.38
Forfeited	(0.4)	35.42	0.0	32.21	(0.5)	31.39

Non-vested as of December 31, 2024	3.3	$34.08	0.1	$32.64	4.4	$29.86
Total unrecognized compensation expense remaining	$45.8		$1.9		$44.9
Weighted-average years expected to be recognized over	1.3		1.7		1.9

In conjunction with our annual grant of long-term incentive compensation awards, we reviewed our estimates and assumptions in 2024, which resulted in a forfeiture rate slightly less than prior years.

2020 Restricted Cash Plan

In November 2020, the Compensation Committee approved a new Interpublic Restricted Cash Plan, (collectively the “Cash Plans”). Under the Cash Plan, the Board, the Compensation Committee or the Plan Administrator may grant cash awards to certain employees eligible to receive cash-settled awards. Cash awards, when granted, have a service-period vesting condition and generally vest in two years or three years.

Cash Awards

During the years ended December 31, 2024, 2023 and 2022, the Compensation Committee granted cash awards under the Cash Plans with a total target value of $17.1, $20.4 and $19.9, respectively. For those same years, we recognized $16.7, $31.5 and $42.0, respectively, in salaries and related expenses in our Consolidated Statements of Operations.

During the years ended December 31, 2024, 2023 and 2022, the Compensation Committee granted performance awards to be settled in cash under the 2019 PIP with a total target value of $1.5, $46.2, and $46.0, respectively. For those same years, we recognized $19.5, $38.0 and $44.7, respectively, in salaries and related expenses in our Consolidated Statements of Operations.

We amortize the present value of the amount expected to vest for cash awards and performance cash awards over the vesting period using the straight-line method, less an assumed forfeiture rate. Cash awards do not fall within the scope of the authoritative guidance for stock compensation as they are not paid in equity and the value of the award is not correlated with our stock price. Due to the cash nature of the payouts and the vesting period, we account for these awards in accordance with authoritative guidance for deferred compensation arrangements.

Employee Stock Purchase Plans

In May 2016, our shareholders approved The Interpublic Group of Companies Employee Stock Purchase Plan (2016) (the “ESPP”), replacing the prior employee stock purchase plan under which, prior to its expiration on December 31, 2015, 3.0 shares were issued. Under the ESPP, eligible employees may purchase our common stock through payroll deductions not exceeding 10% of their eligible compensation or 900 (actual number) shares each offering period, consistent with the prior employee stock purchase plan. The price an employee pays for a share of common stock under the ESPP is 90% of the lesser of the average market price of a share on the first business day of the offering period or the average market price of a share on the last business day of the offering period of three months. An aggregate of approximately 10.0 shares are reserved for issuance under the ESPP, of which 3.7 shares have been issued since the inception of the ESPP through December 31, 2024. During the year ended December 31, 2024, 0.6 shares with a value of $17.9 were issued under the ESPP.

Note 14: Fair Value Measurements

Authoritative guidance for fair value measurements establishes a fair value hierarchy which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. There are three levels of inputs that may be used to measure fair value:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities. An active market for the asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial Instruments that are Measured at Fair Value on a Recurring Basis

We primarily apply the market approach to determine the fair value of financial instruments that are measured at fair value on a recurring basis. There were no changes to our valuation techniques used to determine the fair value of financial instruments during 2024 as compared to the prior year.

The following tables present information about our financial instruments measured at fair value on a recurring basis as of December 31, 2024 and 2023, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value.

	December 31, 2024				Balance Sheet Classification
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$1,139.5	$—	$—	$1,139.5	Cash and cash equivalents
Liabilities
Contingent acquisition obligations [1]	$—	$—	$5.5	$5.5	Accrued liabilities and Other non-current liabilities

	December 31, 2023				Balance Sheet Classification
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$1,521.5	$—	$—	$1,521.5	Cash and cash equivalents
Liabilities
Contingent acquisition obligations [1]	$—	$—	$3.1	$3.1	Accrued liabilities and Other non-current liabilities

[1]

Contingent acquisition obligations includes deferred acquisition payments and unconditional obligations to purchase additional non-controlling equity shares of consolidated subsidiaries. Fair value measurement of the obligations is based upon actual and projected operating performance targets as specified in the related agreements. The increase in this balance of $2.4 from December 31, 2023 to December 31, 2024 is primarily due to the exercises of redeemable non-controlling interest, as well as valuation adjustments, partially offset by payments related to our deferred acquisitions from prior-year acquisitions. The amounts payable within the next twelve months are classified in accrued liabilities; any amounts payable thereafter are classified in other non-current liabilities.

Financial Instruments that are not Measured at Fair Value on a Recurring Basis

The following table presents information about our financial instruments that are not measured at fair value on a recurring basis as of December 31, 2024, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value.

	December 31, 2024				December 31, 2023
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Total long-term debt	$—	$2,701.6	$0.4	$2,702.0	$—	$2,974.5	$0.8	$2,975.3

Our long-term debt is comprised of senior notes and other notes payable. The fair value of our senior notes, which are traded over-the-counter, is based on quoted prices in markets that are not active. Therefore, these senior notes are classified as Level 2. Our other notes payable are not actively traded, and their fair value is not solely derived from readily observable inputs. The fair value of our other notes payable is determined based on a discounted cash flow model and other proprietary valuation methods, and therefore is classified as Level 3. See Note 5 for further information on our long-term debt.

The discount rates used as significant unobservable inputs in the Level 3 fair value measurements of our contingent acquisition obligations and long-term debt as of December 31, 2024 ranged from 4.0% to 6.0%.

Non-financial Instruments that are Measured at Fair Value on a Nonrecurring Basis

Certain non-financial assets and liabilities are measured at fair value on a nonrecurring basis, primarily goodwill (Level 3), intangible assets, and property and equipment. Accordingly, these assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic evaluations for potential impairment.

Note 15: Employee Benefits

Pension and Postretirement Benefit

We have a defined benefit pension plan covering certain U.S. employees (the “Domestic Pension Plan”) that consists of approximately 2,600 participants and is closed to new participants. We also have numerous funded and unfunded plans outside the U.S. The Interpublic Limited Pension Plan in the U.K. (the “U.K. Pension Plan”) is a defined benefit plan and is our most material foreign pension plan in terms of the benefit obligation and plan assets. Some of our domestic and foreign subsidiaries provide postretirement health benefits and life insurance to eligible employees and, in certain cases, their dependents. The domestic postretirement benefit plan is our most material postretirement benefit plan in terms of the benefit obligation. This plan consists of approximately 1,300 participants, is closed to new participants and is unfunded.

Differences between the aggregate income statement and balance sheet amounts listed in the tables below and the totals reported in our Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income and Consolidated Balance Sheets relate to non-material foreign pension and postretirement benefit plans.

In December 2023, the U. K. Pension Plan entered into an agreement with an insurance company to purchase a group annuity, or “buy-in”, that matches the plans future projected benefit obligations to covered participants. Prior to the transaction, the Company contributed an incremental $46.0 to the U.K. Pension Plan. As part of the annuity purchase contract, the U.K. Pension Plan has the option to complete a “buy-out”, which would transfer all liabilities of the plan to the insurer, which the Company anticipates to be completed in 2026. The non-cash settlement charge, net of tax, associated with the transaction is currently estimated to be approximately $180.0 to $200.0 and is subject to finalization of terms and changes in the British Pound Sterling.

Pension and Postretirement Benefit Obligation

The change in the benefit obligation, the change in plan assets, the funded status and amounts recognized for the Domestic Pension Plan, the significant foreign pension plans and the domestic postretirement benefit plan are listed below.

	Domestic Pension Plan		Foreign Pension Plans		Domestic Postretirement Benefit Plan
	2024	2023	2024	2023	2024	2023
Benefit Obligation
Projected benefit obligation as of January 1	$71.8	$75.0	$354.8	$334.2	$16.1	$17.9
Service cost	0.0	0.0	3.4	2.2	0.0	0.0
Interest cost	3.7	4.0	14.8	15.6	0.8	0.9
Benefits paid	(7.3)	(8.2)	(19.5)	(18.9)	(5.2)	(5.1)
Plan participant contributions	0.0	0.0	0.0	0.0	1.8	1.8
Actuarial (gains) losses	10.1	1.0	(27.7)	6.8	1.2	0.6
Settlements	0.0	0.0	(1.9)	(2.5)	0.0	0.0
Plan amendments	0.0	0.0	0.0	0.0	0.0	0.0
Foreign currency effect	0.0	0.0	(7.8)	17.4	0.0	0.0

Projected benefit obligation as of December 31	$78.3	$71.8	$316.1	$354.8	$14.7	$16.1

Fair Value of Plan Assets
Fair value of plan assets as of January 1	$69.0	$70.5	$359.7	$297.1	$0.0	$0.0
Actual return on plan assets	1.6	6.7	(24.8)	5.3	0.0	0.0
Employer contributions	0.0	0.0	9.0	61.4	3.4	3.3
Plan participant contributions	0.0	0.0	0.0	0.0	1.8	1.8
Benefits paid	(7.3)	(8.2)	(19.5)	(18.9)	(5.2)	(5.1)
Settlements	0.0	0.0	(1.9)	(2.5)	0.0	0.0
Foreign currency effect	0.0	0.0	(6.5)	17.3	0.0	0.0

Fair value of plan assets as of December 31	$63.3	$69.0	$316.0	$359.7	$0.0	$0.0

Funded status of the plans at December 31	$(15.0)	$(2.8)	$(0.1)	$4.9	$(14.7)	$(16.1)

	Domestic Pension Plan		Foreign Pension Plans		Domestic Postretirement Benefit Plan
December 31,	2024	2023	2024	2023	2024	2023
Amounts recognized in Consolidated Balance Sheets
Non-current asset	$0.0	$0.0	$51.0	$59.8	$0.0	$0.0
Current liability	0.0	0.0	(6.7)	(7.0)	(1.7)	(1.9)
Non-current liability	(15.0)	(2.8)	(44.4)	(47.9)	(13.0)	(14.2)

Net liability recognized	$(15.0)	$(2.8)	$(0.1)	$4.9	$(14.7)	$(16.1)

Accumulated benefit obligation	$78.3	$71.8	$312.6	$351.2

Amounts recognized in Accumulated Other Comprehensive Loss, net
Net actuarial loss	$50.8	$41.1	$161.1	$157.7	$2.9	$1.7
Prior service cost (credit)	0.0	0.0	0.3	0.4	0.0	0.0

Total amount recognized	$50.8	$41.1	$161.4	$158.1	$2.9	$1.7

Actuarial losses of $10.1 for the Domestic Pension Plan are attributed to a decrease in the discount rate from 5.40% as of December 31, 2023 to 4.60% as of December 31, 2024 and changes in demographic experience. Actuarial gains of $27.7 for the foreign pension plans are attributed to an increase in the weighted-average discount rate from 4.32% as of December 31, 2023 to 5.13% as of December 31, 2024 and changes in demographic experience.

	Domestic Pension Plan		Foreign Pension Plans
December 31,	2024	2023	2024	2023
Pension plans with an accumulated benefit obligation in excess of plan assets
Aggregate projected benefit obligation	$78.3	$71.8	$51.1	$55.8
Aggregate accumulated benefit obligation	78.3	71.8	48.9	53.7
Aggregate fair value of plan assets	63.3	69.0	—	1.0

	Domestic Pension Plan		Foreign Pension Plans
December 31,	2024	2023	2024	2023
Pension plans with a projected benefit obligation in excess of plan assets
Aggregate projected benefit obligation	$78.3	$71.8	$51.1	$66.0
Aggregate accumulated benefit obligation	78.3	71.8	48.9	63.5
Aggregate fair value of plan assets	63.3	69.0	—	11.1

Net Periodic Cost

The components of net periodic benefit cost and key assumptions are listed below.

	Domestic Pension Plan			Foreign Pension Plans			Domestic Postretirement Benefit Plan
Years ended December 31,	2024	2023	2022	2024	2023	2022	2024	2023	2022
Service cost	$0.0	$0.0	$0.0	$3.4	$2.2	$4.6	$0.0	$0.0	$0.0
Interest cost	3.7	4.0	2.8	14.8	15.6	8.9	0.8	0.9	0.6
Expected return on plan assets	(2.8)	(4.0)	(4.7)	(14.9)	(17.0)	(19.8)	0.0	0.0	0.0
Curtailment and settlement	0.0	0.0	0.0	(0.3)	(0.3)	0.0	0.0	0.0	0.0
Amortization of:
Prior service cost (credit)	0.0	0.1	0.0	0.1	0.1	0.1	0.0	0.0	0.0
Net actuarial losses	1.5	1.6	1.4	5.9	5.0	4.4	0.0	0.0	0.4

Net periodic cost	$2.4	$1.7	$(0.5)	$9.0	$5.6	$(1.8)	$0.8	$0.9	$1.0

Assumptions

	Domestic Pension Plan			Foreign Pension Plans			Domestic Postretirement Benefit Plan
Years ended December 31,	2024	2023	2022	2024	2023	2022	2024	2023	2022
Net periodic cost
Discount rate	5.40%	5.65%	2.95%	4.32%	4.62%	1.86%	5.40%	5.65%	2.90%
Rate of compensation increase	N/A	N/A	N/A	3.35%	2.80%	2.65%	N/A	N/A	N/A
Expected return on plan assets	4.25%	6.00%	5.00%	4.21%	5.62%	4.47%	N/A	N/A	N/A
Interest crediting rates	6.15%	5.10%	5.10%	1.50%	1.50%	1.50%	N/A	N/A	N/A

Benefit obligation
Discount rate	4.60%	5.40%	5.65%	5.13%	4.32%	4.62%	5.80%	5.40%	5.65%
Rate of compensation increase	N/A	N/A	N/A	3.44%	3.35%	2.80%	N/A	N/A	N/A
Interest crediting rates	5.41%	5.10%	5.10%	1.50%	1.50%	1.50%	N/A	N/A	N/A

Healthcare cost trend rate assumed for next year
Initial rate (weighted-average)							7.00%	6.50%	6.75%
Year ultimate rate is reached							2033	2030	2030
Ultimate rate							5.00%	5.00%	5.00%

Discount Rates - At December 31, 2024, 2023 and 2022, we determined our discount rates for our domestic pension plan, foreign pension plans and domestic postretirement benefit plan based on either a bond selection/settlement approach or bond yield curve approach. Using the bond selection/settlement approach, we determine the discount rate by selecting a portfolio of corporate bonds appropriate to provide for the projected benefit payments. Using the bond yield curve approach, we determine the discount rate by matching the plans’ cash flows to spot rates developed from a yield curve. Both approaches utilize high-quality AA-rated corporate bonds and the plans’ projected cash flows to develop a discounted value of the benefit payments, which is then used to develop a single discount rate. In countries where markets for high-quality long-term AA corporate bonds are not well developed, a portfolio of long-term government bonds is used as a basis to develop hypothetical corporate bond yields, which serve as a basis to derive the discount rate.

Expected Return on Assets—Our expected rate of return is determined at the beginning of each year and considers asset class index returns over various market and economic conditions, current and expected market conditions, risk premiums associated with asset classes and long-term inflation rates. We determine both a short-term and long-term view and then select a long-term rate of return assumption that matches the duration of our liabilities.

Fair Value of Pension Plan Assets

The following table presents the fair value of our domestic and foreign pension plan assets as of December 31, 2024 and 2023, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value. See Note 14 for a description of the fair value hierarchy.

	December 31, 2024				December 31, 2023
Plan assets subject to fair value hierarchy	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Registered investment companies	$5.4	$0.0	$0.0	$5.4	$6.7	$0.0	$0.0	$6.7
Limited partnerships	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Fixed income securities	9.7	0.0	0.0	9.7	9.2	0.0	0.0	9.2
Insurance contracts	0.0	1.3	291.0	292.3	0.0	1.4	334.4	335.8
Other	16.7	0.0	0.0	16.7	10.7	0.0	0.0	10.7

Total plan assets, subject to leveling	$31.8	$1.3	$291.0	$324.1	$26.6	$1.4	$334.4	$362.4

Other Plan Assets
Other investments measured at net asset value [1]				64.2				106.5
Non-benefit obligation liabilities				(9.0)				(40.2)

Total plan assets				$379.3				$428.7

[1]

Certain investments that are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy but are included to reconcile to the amounts presented in the fair value of plan assets table above.

Registered investment companies, which are publicly traded, are primarily valued using recently reported sales prices. Limited partnerships are invested primarily in equity and fixed income securities. Fixed income securities include government and investment-grade corporate bonds. Insurance contracts are valued based on the cash surrender value of the contract. Other investments primarily include cash and cash equivalents, equity securities and derivatives. Other investments measured at net asset value include common/collective trusts, hedge funds and other commingled assets that are invested primarily in equity and fixed income securities. These investments are not publicly traded and are valued based on the net asset value of shares held by the plan at year end, which reflects the fair value of the underlying investments.

The following table presents additional information about our significant foreign pension plan assets for which we utilize Level 3 inputs to determine fair value.

	Years ended December 31,
Plan assets subject to fair value hierarchy, Level 3	2024	2023
Balance at beginning of period	$334.4	$0.0
Actual return on plan assets	(43.4)	19.9
Net purchases, sales and settlements	0.0	314.5

Balance at end of period	$291.0	$334.4

Asset Allocation

The primary investment goal for our plans’ assets is to maximize total asset returns while ensuring the plans’ assets are available to fund the plans’ liabilities as they become due. The plans’ assets in aggregate and at the individual portfolio level are invested so that total portfolio risk exposure and risk-adjusted returns best achieve this objective. The aggregate amount of our own stock held as investment for our domestic and foreign pension funds is considered negligible relative to the total fund assets. As of December 31, 2024, the weighted-average target and actual asset allocations relating to our domestic and foreign pension plans’ assets are listed below.

		December 31,
Asset Class	2025 Target Allocation	2024	2023
Alternative investments [1]	—%	—%	—%
Equity securities	6%	5%	5%
Fixed income securities	16%	17%	16%
Insurance contracts	77%	77%	78%
Liability driven investments [2]	—%	—%	—%
Real estate & Other	1%	1%	1%

Total	100%	100%	100%

[1]	Alternative investments have the flexibility to dynamically invest across a broad range of asset classes including bonds, equity, cash, property and commodities.
[2]	Liability driven investment strategies use government bonds as well as derivative instruments to hedge a portion of the impact of interest rates and inflation movements on the long-term liabilities.

Cash Flows

During 2024, we contributed $0.0 and $9.0 of cash to our domestic and foreign pension plans, respectively. For 2025, we expect to contribute approximately $0.0 and $9.0 of cash to our domestic and foreign pension plans, respectively.

The estimated future benefit payments expected to be paid are presented below.

Years	Domestic Pension Plan	Foreign Pension Plans	Domestic Postretirement Benefit Plan
2025	$11.4	$23.2	$1.5
2026	6.1	22.0	1.4
2027	6.2	21.4	1.7
2028	6.0	22.2	1.6
2029	5.9	21.6	1.5
2030—2034	27.4	110.3	5.9

The estimated future payments for our domestic postretirement benefit plan are net of any estimated U.S. federal subsidies expected to be received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which total no more than $0.2 in any individual year.

Savings Plans

We sponsor defined contribution plans (the “Savings Plans”) that cover substantially all domestic employees. The Savings Plans permit participants to make contributions on a pre-tax and/or after-tax basis and allow participants to choose among various investment alternatives. We match a portion of participant contributions based upon their years of service. Amounts expensed for the Savings Plans for 2024, 2023 and 2022 were $67.6, $62.8 and $77.5, respectively. Expenses include a discretionary Company contribution of $0.0, $0.0 and $9.3 offset by participant forfeitures of $7.9, $5.8 and $6.3 in 2024, 2023 and 2022, respectively. In addition, we maintain defined contribution plans in various foreign countries and contributed $63.7, $62.5 and $58.2 to these plans in 2024, 2023 and 2022, respectively.

Deferred Compensation and Benefit Arrangements

We have deferred compensation and benefit arrangements which (i) permit certain of our key officers and employees to defer a portion of their salary or incentive compensation or (ii) require us to contribute an amount to the participant’s account. These arrangements may provide participants with the amounts deferred plus interest upon attaining certain conditions, such as completing a certain number of years of service, attaining a certain age or upon retirement or termination. As of December 31, 2024 and 2023, the deferred compensation and deferred benefit liability balance was $105.4 and $126.5, respectively. Amounts expensed for deferred compensation and benefit arrangements in 2024, 2023 and 2022 were $8.7, $10.7 and $2.1, respectively.

We have purchased life insurance policies on participants’ lives to assist in the funding of the related deferred compensation and deferred benefit liabilities. As of December 31, 2024 and 2023, the cash surrender value of these policies was $170.9 and $164.7, respectively.

Long-Term Disability Plan

We have a long-term disability plan which provides income replacement benefits to eligible participants who are unable to perform their job duties or any job related to his or her education, training or experience. As all income replacement benefits are fully insured, no related obligation is required as of both December 31, 2024 and 2023. In addition to income replacement benefits, plan participants may remain covered for certain health and life insurance benefits up to normal retirement age, and accordingly, we have recorded an obligation of $7.3 and $5.3 as of December 31, 2024 and 2023, respectively.

Note 16: Segment Information

IPG’s agency brands are grouped into reportable segments based on the agencies’ primary capabilities. As of December 31, 2024, we have three reportable segments: MD&E, IA&C and SC&E. We also report results for the “Corporate and other” group.

The MD&E segment provides, and is distinguished by innovative capabilities and scale in, global media and communications services, digital services and products, advertising and marketing technology, e-commerce services, data management and analytics, strategic consulting, and digital brand experience. MD&E is comprised of IPG Mediabrands, UM, Initiative, KINESSO, Acxiom and MRM.

The IA&C segment provides advertising, corporate and brand identity services, and strategic consulting. IA&C is distinguished by the leading role of complex integrations of ideation and the execution of advertising and creative campaigns across all communications channels that are foundational to client brand identities. IA&C is comprised of leading global networks and agencies that provide a broad range of services, including McCann Worldgroup, IPG Health, MullenLowe Group, Foote, Cone & Belding (“FCB”), and our domestic integrated agencies.

The SC&E segment provides best-in-class global public relations and other specialized communications services, events, sports and entertainment marketing, and strategic consulting. SC&E is comprised of agencies that provide a range of marketing services expertise, including Weber Shandwick, Golin, our sports, entertainment, and experiential agencies and IPG DXTRA Health.

The Company’s chief operating decision maker (“CODM”) is the chief executive officer. The CODM evaluates each segments’ operating performance based on segment EBITA, which is calculated as net income available to IPG common stockholders before provision for income taxes, total (expenses) and other income, equity in net income of unconsolidated affiliates, net income attributable to non-controlling interests, amortization of acquired intangibles and impairment of goodwill. Segment EBITA includes an allocation of a portion of centrally managed expenses described below. For all segments, the CODM uses segment EBITA in the annual budgeting and quarterly forecasting process and considers budget-to-actual and current period to prior period variances to evaluate performance and make decisions regarding resource allocation for each segment.

All segments follow the same accounting policies as those described in Note 1.

Corporate and other is primarily comprised of selling, general and administrative expenses. Selling, general and administrative expenses includes corporate office expenses as well as shared service center and certain other centrally managed expenses that are not fully allocated to operating divisions; salaries, long-term incentives, annual bonuses and other miscellaneous benefits for corporate office employees; professional fees related to internal control compliance, financial statement audits and legal, information technology and other consulting services that are engaged and managed through the corporate office; and rental expense for properties occupied by corporate office employees. A portion of centrally managed expenses is allocated to operating divisions based on a formula that uses the planned revenues of each of the operating units. Amounts allocated also include specific charges for information technology-related projects, which are allocated based on utilization.

Certain prior period amounts, wherever applicable, have been recast to reflect the transfer of certain agencies between our reportable segments.

Summarized financial information concerning our reportable segments is shown in the following tables.

Year ended December 31, 2024	MD&E	IA&C	SC&E	Total
Total revenue	$4,274.3	$3,907.2	$2,510.2	$10,691.7
Revenue before billable expenses	4,213.8	3,544.4	1,429.4	9,187.6
Base salaries, benefits and tax	2,207.9	2,187.0	870.9
Incentive expense	128.4	95.6	33.1
Severance expense	65.8	58.9	13.8
Temporary help	85.3	142.9	45.7
Office and other direct expenses	751.8	420.4	170.9
Depreciation and amortization [1]	106.1	50.6	14.3
Other segment items [2]	81.1	409.2	1,102.1

Segment EBITA	$847.9	$542.6	$259.4	$1,649.9

Amortization of acquired intangibles	77.2	3.1	1.5
Impairment of goodwill	232.1	—	—
Capital expenditures	75.6	29.5	12.1

1	Excludes amortization of acquired intangibles.
2	Includes billable expenses, other salaries and related expenses and restructuring charges.

Year ended December 31, 2023	MD&E	IA&C	SC&E	Total
Total revenue	$4,417.4	$3,979.6	$2,492.3	$10,889.3
Revenue before billable expenses	4,348.6	3,611.1	1,440.9	9,400.6
Base salaries, benefits and tax	2,358.4	2,244.3	860.7
Incentive expense	124.4	84.9	43.3
Severance expense	55.8	53.1	15.0
Temporary help	104.4	154.0	52.4
Office and other direct expenses	739.3	438.0	165.2
Depreciation and amortization [1]	105.8	53.6	15.9
Other segment items [2]	92.4	414.9	1,074.6

Segment EBITA	$836.9	$536.8	$265.2	$1,638.9

Amortization of acquired intangibles	77.3	4.3	2.4
Capital expenditures	100.2	40.7	6.4

1	Excludes amortization of acquired intangibles.
2	Includes billable expenses, other salaries and related expenses and restructuring charges.

Year ended December 31, 2022	MD&E	IA&C	SC&E	Total
Total revenue	$4,401.1	$4,121.1	$2,405.6	$10,927.8
Revenue before billable expenses	4,315.7	3,747.5	1,386.2	9,449.4
Base salaries, benefits and tax	2,286.2	2,225.9	836.4
Incentive expense	158.0	139.8	44.2
Severance expense	31.6	36.6	10.2
Temporary help	135.4	203.6	51.8
Office and other direct expenses	751.2	427.9	167.3
Depreciation and amortization [1]	107.5	58.3	16.9
Other segment items [2]	182.8	451.5	1,044.3

Segment EBITA	$748.4	$577.5	$234.5	$1,560.4

Amortization of acquired intangibles	72.8	7.2	4.7
Capital expenditures	97.5	43.7	7.3

1	Excludes amortization of acquired intangibles.
2	Includes billable expenses, other salaries and related expenses and restructuring charges.

	December 31,
	2024	2023
Total assets:
MD&E	$10,248.1	$10,737.5
IA&C	4,549.9	4,790.4
SC&E	1,758.9	1,800.6
Corporate and other	1,768.9	1,938.8

Total	$18,325.8	$19,267.3

The following table presents the reconciliation of segment EBITA to Income before income taxes.

	Years ended December 31,
	2024	2023	2022
MD&E EBITA	$847.9	$836.9	$748.4
IA&C EBITA	542.6	536.8	577.5
SC&E EBITA	259.4	265.2	234.5

Total segment EBITA	1,649.9	1,638.9	1,560.4

Corporate and other	(132.8)	(72.3)	(94.5)
Less: consolidated amortization of acquired intangibles	81.8	84.0	84.7
Less: impairment of goodwill	232.1	—	—

Operating income	1,203.2	1,482.6	1,381.2
Total (expenses) and other income	(154.1)	(74.6)	(112.3)

Income before income taxes	$1,049.1	$1,408.0	$1,268.9

Long-lived assets, including operating lease right-of-use assets and excluding intangible assets, are presented by major geographic area in the following table.

	Long-Lived Assets
	December 31,
	2024	2023
Domestic	$1,519.0	$1,546.0
International:
United Kingdom	253.9	290.1
Continental Europe	85.7	84.7
Asia Pacific	146.6	163.2
Latin America	44.4	59.0
Other	71.8	84.3

Total International	602.4	681.3

Total Consolidated	$2,121.4	$2,227.3

Property and equipment are allocated based upon physical location. Other assets and investments are allocated based on the location of the related operations.

Note 17: Commitments and Contingencies

Guarantees

We have guaranteed certain obligations of our subsidiaries relating principally to operating leases and uncommitted lines of credit of certain subsidiaries. As of December 31, 2024 and December 31, 2023, the amount of parent company guarantees on lease obligations was $416.1 and $678.1, respectively, the amount of parent company guarantees primarily relating to uncommitted lines of credit was $256.6 and $255.7, respectively, and the amount of parent company guarantees related to daylight overdrafts, primarily utilized to manage intra-day overdrafts due to timing of transactions under cash pooling arrangements without resulting in incremental borrowings, was $79.6 and $85.5, respectively. In the event of non-payment by the applicable subsidiary of the obligations covered by a guarantee, we would be obligated to pay the amounts covered by that guarantee. As of both December 31, 2024 and December 31, 2023, there were no material assets pledged as security for such parent company guarantees.

Contingent Acquisition Obligations

The following table details the estimated future contingent acquisition obligations payable in cash as of December 31, 2024.

	2025	2026	2027	2028	2029	Thereafter	Total
Deferred acquisition payments	$5.3	$0.2	$0.0	$0.0	$0.0	$0.0	$5.5
Redeemable non-controlling interests and call options with affiliates [1]	17.0	0.0	38.2	0.0	0.0	0.0	55.2

Total contingent acquisition payments	$22.3	$0.2	$38.2	$0.0	$0.0	$0.0	$60.7

1

We have entered into certain acquisitions that contain both redeemable non-controlling interests and call options with similar terms and conditions. The estimated amounts listed would be paid in the event of exercise at the earliest exercise date. We have certain redeemable non-controlling interests that are exercisable at the discretion of the non-controlling equity owners as of December 31, 2024. These estimated payments of $1.9 are included within the total payments expected to be made in 2025, and will continue to be carried forward into 2026 or beyond until exercised or expired. Redeemable non-controlling interests are included in the table at current exercise price payable in cash, not at applicable redemption value, in accordance with the authoritative guidance for classification and measurement of redeemable securities.

The majority of these payments are contingent upon achieving projected operating performance targets and satisfying other conditions specified in the related agreements and are subject to revision in accordance with the terms of the respective agreements. See Note 7 for further information relating to the payment structure of our acquisitions.

Legal Matters

We are involved in various legal proceedings, and subject to investigations, inspections, audits, inquiries and similar actions by governmental authorities arising in the normal course of business. The types of allegations that arise in connection with such legal proceedings vary in nature, but can include claims related to contract, employment, tax and intellectual property matters. We evaluate all cases each reporting period and record liabilities for losses from legal proceedings when we determine that it is probable that the outcome in a legal proceeding will be unfavorable and the amount, or potential range, of loss can be reasonably estimated. In certain cases, we cannot reasonably estimate the potential loss because, for example, the litigation is in its early stages. While any outcome related to litigation or such governmental proceedings in which we are involved cannot be predicted with certainty, management believes that the outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial condition, results of operations or cash flows.

Note 18: Recent Accounting Standards

Accounting pronouncements not listed below were assessed and determined to be not applicable or are expected to have minimal impact on our Consolidated Financial Statements.

Income Statement—Reporting Comprehensive Income

In November 2024, the Financial Accounting Standards Board issued amended guidance requiring additional information about specific expense categories in the notes to the financial statements at interim and annual reporting periods. This amended guidance is effective for annual periods beginning after December 15, 2026 and interim periods beginning after December 15, 2027. We are currently evaluating the impact on our Consolidated Financial Statements and do not anticipate a material impact.

Income Taxes

In December 2023, the Financial Accounting Standards Board issued amended guidance to enhance the transparency and decision usefulness of income tax disclosures by requiring disaggregated information about an entity’s effective tax rate reconciliation, as well as information on taxes paid. This amended guidance is effective for annual periods beginning after December 15, 2024. We are currently evaluating the impact on our Consolidated Financial Statements.

Segment Reporting

In November 2023, the Financial Accounting Standards Board issued amended guidance on segment reporting to improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analysis. This amended guidance is effective for annual periods beginning after December 15, 2023 and interim periods beginning after December 15, 2024. We adopted the amended guidance for the year ended December 31, 2024, and applied the amendments retrospectively to all prior periods presented in our Consolidated Financial Statements. For more detailed information about our reportable segments, see Note 16.

Derivatives and Hedging

In March 2022, the Financial Accounting Standards Board issued amended guidance on hedge accounting which allows nonprepayable financial assets to be included in a closed portfolio hedge using the portfolio layer method, allowing for more consistent accounting over prepayable and nonprepayable hedges. The new guidance also allows multiple hedged layers to be designated for a single closed portfolio, further aligning hedge accounting with risk management strategies. We adopted the standard January 1, 2023, which did not have a significant impact on our Consolidated Financial Statements.

Note 19: Subsequent Events

We announced on February 12, 2025 that our Board had declared a common stock cash dividend of $0.330 per share, payable on March 17, 2025 to holders of record as of the close of business on March 3, 2025.

Beginning in the first quarter of 2025, management began initiating restructuring actions designed to transform our business, enhance our offerings and drive significant structural expense savings. Management is currently evaluating the actions to be included in the plan, some of which will be non-cash, and are subject to change upon finalization. Actions are expected to be completed by the end of 2025.